Execution Copy

Exhibit 2.1

Purchase And Assumption Agreement

by and between

Banner Bank

(the “Seller”)

and

People’s Intermountain Bank

(the “Purchaser”)

dated as of

July 26, 2017

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TABLE OF CONTENTS

ARTICLE I. DEFINITIONS1

Section 1.1Defined Terms1

Section 1.2Accounting Terms10

ARTICLE II. PURCHASE AND SALE OF PURCHASED ASSETS AND ASSIGNMENT AND ASSUMPTION OF ASSUMED LIABILITIES10

Section 2.1Purchase and Sale of Assets10

Section 2.2Excluded Assets12

Section 2.3Assumed Liabilities12

Section 2.4Excluded Liabilities13

ARTICLE III. PURCHASE PRICE; PAYMENT; SETTLEMENT; TAX ALLOCATION13

Section 3.1Purchase Price13

Section 3.2Payment at Closing14

Section 3.3Adjustment of Estimated Payment Amount14

Section 3.4Allocation of Purchase Price15

Section 3.5Proration; Other Closing Date Adjustments15

ARTICLE IV. TAXES16

Section 4.1Sales, Transfer and Use Taxes16

Section 4.2Information Reports16

ARTICLE V. CLOSING16

Section 5.1Closing Date16

Section 5.2Seller’s Deliveries17

Section 5.3Purchaser’s Deliveries18

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF SELLER19

Section 6.1Organization19

Section 6.2Authority19

Section 6.3Non-Contravention19

Section 6.4Compliance with Law20

Section 6.5Legal Proceedings20

Section 6.6Consents and Other Regulatory Matters20

Section 6.7Purchased Assets21

Section 6.8Loans21

Section 6.9Absence of Defaults Under Contracts22

Section 6.10Absence of Material Adverse Change22

i

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Section 6.11Real Property22

Section 6.12Environmental Matters22

Section 6.13Real Property Leases23

Section 6.14Fixed Assets24

Section 6.15Deposit Agreements24

Section 6.16Conduct of Business25

Section 6.17Tax Matters25

Section 6.18Certain Employment Matters25

Section 6.19ERISA Matters26

Section 6.20Books, Records, Documentation, Etc.26

Section 6.21Custodial Duties26

Section 6.22Insurance26

Section 6.23Service Agreements27

Section 6.24No Broker27

Section 6.25Effect of Representations and Warranties Limitation27

Section 6.26Swap Agreements28

ARTICLE VII. REPRESENTATIONS AND WARRANTIES OF PURCHASER28

Section 7.1Organization28

Section 7.2Authority28

Section 7.3Non-Contravention28

Section 7.4Legal Proceedings29

Section 7.5Consents and Other Regulatory Matters29

Section 7.6No Broker29

Section 7.7Community Reinvestment Act30

Section 7.8Capital Available30

Section 7.9Effect of Representations and Warranties Limitation30

ARTICLE VIII. COVENANTS OF SELLER31

Section 8.1Conduct of Seller’s Business31

Section 8.2Regulatory Approvals32

Section 8.3Non-Solicitation of Customers32

Section 8.4Insurance33

Section 8.5Landlord Consents33

Section 8.6No Solicitation of Other Bids.34

Section 8.7COBRA34

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ARTICLE IX. COVENANTS OF PURCHASER34

Section 9.1Conduct of Purchaser’s Business34

Section 9.2Regulatory Approvals and Standards35

Section 9.3Solicitation of Customers36

Section 9.4Recording of Instruments of Assignment36

Section 9.5Transferred Employees36

Section 9.6Landlord Consents38

ARTICLE X. ACCESS; EMPLOYEE AND CUSTOMER COMMUNICATIONS38

Section 10.1Access by Purchaser38

Section 10.2Communications to Employees; Training39

Section 10.3Communications with Customers39

ARTICLE XI. CERTAIN MUTUAL COVENANTS40

Section 11.1Non-Solicitation of Employees40

Section 11.2Letters of Credit40

Section 11.3Real Property40

Section 11.4Participation Loans41

Section 11.5Counterparty Swap Agreements41

ARTICLE XII. TRANSITIONAL MATTERS41

Section 12.1Notification to Branch Office Customers41

Section 12.2Payment of Instruments42

Section 12.3Statements43

Section 12.4Uncollected Items43

Section 12.5ACH and Wire Transfers43

Section 12.6Loans and Deposits44

Section 12.7Maintenance of Records44

Section 12.8Information Reporting44

Section 12.9Transition44

Section 12.10Actions With Respect to IRA Deposit Liabilities45

Section 12.11Overdrafts46

Section 12.12New Telephone Numbers46

Section 12.13New ATM/Debit Cards46

Section 12.14Installation of Equipment by Purchaser46

Section 12.15Deactivation of ATMs and ATM/Debit Cards46

Section 12.16Deposit Histories46

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Section 12.17Form W-2s46

Section 12.18Solicitation Letter47

ARTICLE XIII. CONDITIONS TO CLOSING47

Section 13.1Conditions to Obligations of Seller47

Section 13.2Conditions to Obligations of Purchaser47

ARTICLE XIV. INDEMNITY48

Section 14.1Seller’s Indemnity48

Section 14.2Purchaser’s Indemnity49

Section 14.3Indemnification Procedures49

Section 14.4Limitations on Liability50

Section 14.5Exclusive Remedy for Monetary Damages51

Section 14.6Period of Indemnity51

ARTICLE XV. POST- CLOSING MATTERS51

Section 15.1Further Assurances51

Section 15.2Access to and Retention of Books and Records51

ARTICLE XVI. MISCELLANEOUS52

Section 16.1Expenses52

Section 16.2Trade Names and Trademarks52

Section 16.3Termination; Extension of Closing Date52

Section 16.4Modification and Waiver53

Section 16.5Binding Effect; Assignment53

Section 16.6Confidentiality53

Section 16.7Entire Agreement; Governing Law54

Section 16.8Consent to Jurisdiction; Waiver of Jury Trial54

Section 16.9Severability55

Section 16.10Counterparts55

Section 16.11Notices55

Section 16.12Interpretation56

Section 16.13Specific Performance56

Section 16.14No Third Party Beneficiaries57

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PURCHASE AND ASSUMPTION AGREEMENT

This Purchase and Assumption Agreement (the “Agreement”) dated as of July 26, 2017, is by and between Banner Bank, a Washington state chartered commercial bank (the “Seller”), and People’s Intermountain Bank, a Utah state chartered commercial bank (the “Purchaser”).  Seller and Purchaser are from time to time referred to collectively as the “parties,” or each individually as a “party.”

WHEREAS, Seller desires to sell certain depository accounts and other liabilities and certain loans and other assets attributable to certain of its branch banking offices located in the State of Utah in accordance with the terms and provisions of this Agreement; and

WHEREAS, Purchaser is willing to acquire such loans and other assets and to assume such deposits and other liabilities in accordance with the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the agreements, representations, warranties, and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.
DEFINITIONS

Defined Terms

.  As used in this Agreement, the following terms shall have the following meanings:

“Accrued Liabilities” means any obligations of Seller described in Section 9.5 that are paid by Purchaser.

“Accrued Interest” shall mean, as of any date, (a) with respect to the Deposit Liabilities, the interest and other amounts that are owed to the customer that have been accrued but not paid on or credited or charged to the Deposit Liabilities each as reflected on Seller’s system of record, and (b) with respect to the Loans, the Advance Lines, the Negative Deposits, and the other Purchased Assets, any interest, fees, premiums, consignment fees, costs and other charges that have accrued on or been charged to the Loans, the Advance Lines, the Negative Deposits or the other Purchased Assets but have not been paid by the applicable borrower, guarantor, surety or other obligor, or otherwise collected by offset, recourse to collateral or otherwise, as reflected on Seller’s  system of record.

“ACH” shall have the meaning specified in Section 12.5.

“Acquisition Proposal” shall have the meaning specified in Section 8.6(b).

“Administrative Employees” shall have the meaning set forth on Schedule 1.1(a)(1).

“Adjusted Payment Amount” shall mean the difference between (x) the Final Payment Amount, and (y) the Estimated Payment Amount.

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“Advance Lines” means the overdraft lines of credit to owners of the Deposit Liabilities as of the Closing Date, plus any and all Accrued Interest on such lines of credit, but without duplication of amounts included in the Loans.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, or a director, officer, partner, joint venture or member of such Person and any successor to such Person.

“Agreement” shall have the meaning specified in the preamble and shall include all Schedules and Exhibits to, and statements or other deliveries required by this Agreement.

“Assignment and Assumption of Lease” shall have the meaning specified in Section 5.2(b).

“Assumption Certificate” shall mean an agreement substantially in the form of Exhibit D hereto.

“Assumed Liabilities” shall have the meaning specified in Section 2.3.

“ATMs” shall mean the on-premises automated teller machines located at the Branches.

“Branch Employees” shall mean the employees of Seller listed on Schedule 1.1(a)(2) hereto, but excluding such employees who shall leave Seller’s employ between the date hereof and the close of business on the Closing Date, but including any new employees who may be hired in the ordinary course of business between the date hereof and the Closing Date and including any Person who fills a vacant position between the date hereof and the Closing Date to provide Branch-related services to Customers.

“Branches” shall mean the branch offices of the Seller listed on Schedule 1.1(b) hereto.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or authorized by law to be closed in the State of Utah.

“Cash” shall mean all petty cash, vault cash, teller cash, and cash located at the Branches (including foreign currency), in each case as of the close of business at the respective Branch on the Closing Date.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Clearing Account” shall have the meaning specified in Section 12.4.

“Closing” shall have the meaning specified in Section 5.1(a).

“Closing Date” shall have the meaning specified in Section 5.1(a).

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“Closing Statement” shall have the meaning specified in Section 5.2(g).

“COBRA Regulations” shall have the meaning specified in Section 8.7.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Consolidated Branches” shall have the meaning specified in Section 10.3(c).

“CRA” shall mean the Community Reinvestment Act, as amended (12 U.S.C. §§2901 et seq.).

“Credit Card Loans” means outstanding loans at the Branches listed on Schedule 1.1(c) that were made to customers of Seller through any credit card issued by Seller.

“Customers” shall mean, individually and collectively, (a) the Persons named as the owners of the deposit accounts relating to the Deposit Liabilities, (b) the obligors and guarantors under the Loans, and (c) the parties (other than Seller and its Affiliates) to the Safe Deposit Agreements.

“Customer Notices” shall have the meaning specified in Section 10.3(a).

“Damages” shall have the meaning specified in Section 14.1.

“Deposit Agreements” shall mean all applicable deposit contracts, including, without limitation, those relating to overdraft lines, online or electronic banking services and instruments governing or applicable to the Deposit Liabilities.

“Deposit Liabilities” shall mean all of the Seller’s obligations and liabilities relating to Seller’s deposit accounts at the Branches that are either (a) listed on Schedule 1.1(d), excluding any such accounts that are closed between the date of this Agreement and the close of business on the Closing Date, or (b) opened at and booked to any Branch between the date of this Agreement and the close of business on the Closing Date, which Seller shall add to Schedule 1.1(d) at or prior to the Closing, together with (in the case of both (a) and (b)) Accrued Interest on such deposit accounts, all as exists at the close of business on the Closing Date; provided, however, the Deposit Liabilities do not include the Excluded Deposits or the Excluded IRA Deposits.  The deposit accounts listed (or to be listed) on Schedule 1.1(d) shall include, without limitation, with respect to each Branch, all passbook accounts, statement savings accounts, checking, money market and NOW accounts, time deposits, IRA accounts and CDARS accounts (which CDARS accounts shall be disclosed separately from the other Deposit Liabilities on Schedule 1.1(d)) (each of the foregoing deposit accounts are defined as such accounts used for the purposes of preparing and filing the Seller’s call reports).

“Employee Benefit Plan” shall mean “employee benefit plan” as defined in Section 3(3) of ERISA and any other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, change in control, supplemental unemployment, layoff, salary continuation, retirement, severance, pension, health, life insurance, disability, accident, group insurance,

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vacation, holiday, sick leave, fringe benefit, or welfare plan, and any other employment, consulting, employee compensation, or benefit plan, agreement, policy, practice, commitment, contract, or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) related to such employee benefit plan (a) that is or was maintained or contributed to by Seller or any of its ERISA Affiliates, (b) with respect to which Seller or any of its ERISA Affiliates has or may have any liability or liabilities, and/or (c) that provides benefits or describes policies or procedures applicable to any current or former employee, officer, director, consultant, service provider, or contractor of Seller or an ERISA Affiliate, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding of such benefits.

“End Date” shall mean November 30, 2017.

“Environmental Laws” shall mean all applicable laws, ordinances, rules, regulations, permits, guidelines, and orders: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water, groundwater and the subsurface); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs):  CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended (11 U.S.C. §§ 1101 et seq.).

“ERISA Affiliate” means any entity or trade or business (whether or not incorporated) that together with Seller is treated as a single employer under any of Sections 414(b), (c), (m), or (o) of the Code or Section 4001(a)(14) of ERISA.

“Estimated Payment Amount” shall mean (x) the estimate of the Liabilities as of the close of business on the last Business Day preceding the Closing Date, minus (y) the estimate of the Purchase Price as set forth on the Closing Statement as reasonably agreed upon prior to Closing between Seller and Purchaser.  For avoidance of doubt, the Estimated Payment Amount may be a negative amount.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Deposits” shall mean all Deposit Liabilities (a) owned by employees of Seller or any of its Affiliates (other than Transferred Employees), (b) securing, guaranteeing or

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otherwise relating to any loan that is not acquired by Purchaser, (c) except as otherwise agreed to by Purchaser and Seller, that are the deposits of customers set forth on Schedule 1.1(e) hereto who have, or whose related businesses have, significant business relationships with other offices of Seller not included in the Branches, (d) over which Seller or its Affiliates will continue to have investment authority or discretion following the Closing Date, (e) subject to a legal impediment to transfer or subject to pending or threatened litigation, and (f) that are cashier checks, money orders, travelers checks and expense checks issued before the Closing Date and cash items paid by Seller but not cleared before the Closing Date.

“Excluded Employee” shall have the meaning specified in Section 9.5(a).

“Excluded Fixed Assets” shall mean (a) supplies, signs, marketing aids, trade fixtures or equipment specifically identifying or relating to Seller or any of its Affiliates located at the Branches, (b) software, source and object code, user manuals and related documents and all updates, upgrades or other revisions thereto and all copies or duplicates thereof located at the Branches, (c) electronic teller station hardware and other hardware related to teller stations and platforms located at the Branches, (d) any equipment and other assets, specifically excluding ATMs, that Purchaser determines cannot continue to be utilized by Purchaser after the Closing Date or does not or will not comply with laws, rules or regulations applicable to Purchaser on or after the Closing Date, provided that Purchaser must provide written notice of all such assets to Seller no later than ten (10) Business Days before Closing, (e) all electronic mail records, (f) any databases not associated with Customers, Branch Employees or the Branches, and (g) all computers, servers, network equipment, telephone systems, and copier machines, less any such items consumed or disposed of, plus new similar items acquired or obtained, in the ordinary course of the operation of the Branches through the close of business on the Closing Date.

“Excluded IRA Deposits” shall have the meaning specified in Section 12.10(a).

“Excluded Liabilities” shall have the meaning specified in Section 2.4.

“Excluded Taxes” shall mean all liabilities and obligations of Seller or any of its Affiliates for (i) any Taxes of any kind of, or relating to, the Purchased Assets, the Assumed Liabilities or the operation of the Branches for, or attributable to, the period prior to the Closing Date and (ii) any Taxes of any kind that will arise as a result of the sale of the Purchased Assets pursuant to this Agreement.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended (12 U.S.C. §§ 1811 et seq.).

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Final” shall mean, as applied to any governmental order or action, that such order or action has not been stayed, vacated or otherwise rendered ineffective, that all applicable waiting periods have expired, and that either (a) the time period for taking an appeal therefrom shall have passed without an appeal therefrom having been taken, or (b) if any such appeal shall have been dismissed or resolved, all applicable periods for further appeal of such order or action shall have passed.

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“Final Payment Amount” shall mean (x) the Liabilities as of the close of business on the Closing Date, minus (y) the Purchase Price as set forth on the Final Statement.  For avoidance of doubt, the Final Payment Amount may be a negative amount.

“Final Statement” shall have the meaning specified in Section 3.3(a).

“FIRPTA Affidavits” shall mean affidavits pursuant to Section 1445 of the Code certifying to the non-foreign entity status of the Seller.

“Fixed Assets” shall mean all of the ATMs, furniture, fixtures, safe deposit boxes, supplies equipment, vaults, safes, signage (not included in Excluded Fixed Assets), digital signage, security devices and systems, leasehold improvements and other assets owned by Seller and located in the Branches as of the Closing Date (and all combinations, manuals, keys and security codes related to any of the foregoing), less any items consumed or disposed of, plus new items acquired or obtained, in the ordinary course of the operation of the Branches through the close of business on the Closing Date, but excluding the Excluded Fixed Assets.

“GAAP” shall have the meaning specified in Section 1.2.

“Governmental Authority” shall mean any federal, state, or local court, governmental body, regulatory agency, authority, commission, tribunal, or securities exchange.

“Hazardous Substance” has the meaning set forth in Section 9601 of CERCLA and also includes any substance regulated by or subject to any Environmental Law and any other pollutant, contaminant, or waste, including, without limitation, petroleum (and all derivatives thereof), asbestos, radon, and polychlorinated biphenyls.

“Indemnified Party” shall mean any of the Persons entitled to indemnification pursuant to Section 14.1 or Section 14.2, as applicable.

“Indemnifying Party” shall mean, in the case of indemnity obligations pursuant to Section 14.1, the Seller, and, in the case of indemnity obligations pursuant to Section 14.2, the Purchaser.

“IRA” shall mean an individual retirement account as specified in Sections 408 and 408A of the Code.

“IRA Deposit Liability” shall mean a Deposit Liability in a deposit account that is an IRA.

“IRS” shall mean the Internal Revenue Service of the United States.

“ISDA Agreements” shall mean those certain International Swaps and Derivatives Association, Inc. Master Agreements.

“Knowledge” of a fact shall mean: (a) with respect to Seller, the actual knowledge, after due inquiry, of any of the President, Chief Financial Officer, or any officer with the title of senior vice president or above who has responsibility with respect to the operations of the Branches or

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the Loans; and (b) with respect to Purchaser, the actual knowledge, after due inquiry, of any of the President, Chief Financial Officer, the Executive Vice President in charge of operations or any officer with the title of senior vice president or above and who has responsibility for the operations of Purchaser.

“Landlord Consents” means the consents required pursuant to the terms of the Leases prior to the assignment of the Leases by Seller to Purchaser on the Closing Date.

“Leased Real Property” shall mean the leased premises under the Leases, all as more fully described on Schedule 1.1(g) hereto

“Leases” shall mean those certain lease agreements for which Seller is a tenant as described on Schedule 1.1(h).

“Liabilities” shall mean the aggregate balance of the Deposit Liabilities, the unearned revenue applicable to the Safe Deposit Agreements, the Accrued Liabilities and all escrow amounts related to the Loans.

“Lien” shall mean any lien, pledge, charge, encumbrance, security interest, mortgage, deed of trust, lease, option or other adverse claim of any kind or description.

“Loans” shall mean:

(a)

(i) all loans listed on Schedule 1.1(i), subject to any repayments or prepayments, in whole or in part, and advances or other credits affecting the balance of any such loans as of the date hereof through the close of business on the Closing Date, and (ii) all loans identified by Purchaser on a supplement to Schedule 1.1(i) and delivered to Seller not later than ten (10) days prior to the Closing Date, subject to any repayments or prepayments, in whole or in part, and advances or other credits affecting the balance of any such loans as of such date through the close of business on the Closing Date and, in each case, including all Loan Agreements, loan files, and other loan records; Seller’s rights in and to any and all collateral held as security therefor or in which a security interest, lien or mortgage has been granted, and all rights in relation thereto; together with Accrued Interest thereon, all as of the close of business on the Closing Date.  “Loans” do not include Credit Card Loans.  In furtherance of (ii), fifteen (15) days prior to the Closing Date, Seller shall provide to Purchaser a list of all loans made from the Branches between the date hereof and up to (but not including) the date which is fifteen (15) days prior to the Closing Date and provide Purchaser with access to all Seller’s Loan Agreements, loan files and records relating to such loans; and

(b)	the SBA Loans.

“Loan Agreement” shall mean all applicable loan contracts, documents, disclosures, and instruments applicable to the Loans, including without limitation all applicable promissory notes, security agreements or instruments, deeds of trust, or guarantees.

“Loan Participation Amount” shall mean the amount of the Participation Loans purchased by Seller from Purchaser, which amount shall not exceed $15,000,000.

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“Material Adverse Effect” shall mean: with respect to Seller, any circumstance, change in or effect that is materially adverse to the business, operations, results of operations, or the financial condition of the Branches, or the Purchased Assets or Assumed Liabilities, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any circumstance, change in or effect on the Branches directly or indirectly arising out of or attributable to (i) changes in general economic, legal, regulatory or political conditions, (ii) changes in prevailing interest rates, or (iii) any actions taken or omitted to be taken pursuant to the terms of this Agreement; provided, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (ii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Seller compared to other participants in the industries in which the Seller operates.

“Merchant Services Accounts” shall mean those merchant services account agreements at the Branches listed on Schedule 1.1(j).

“Negative Deposits” means overdrafts in Deposit Accounts which are not covered by Advance Lines, and any and all Accrued Interest on such Deposit Accounts, all as reflected on Seller’s general ledger as of the Closing Date.

“Orem Branch” shall have the meaning specified in Section 10.3(c).

“Other Assigned Contracts” shall mean those agreements listed on Schedule 1.1(k).

“Participation Loans” shall mean the portion of the loans listed on Schedule 1.1(p) that are sold from Purchaser to Seller for the Loan Participation Amount.

“Permitted Liens” shall mean (a) Liens for taxes, assessments, governmental charges or levies not yet due and payable, (b) Liens imposed by law, such as carriers’, warehousemen’s, and mechanics’ Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations that are not past due, (c) easements, covenants and restrictions of record that do not materially and adversely affect the value and/or use of the applicable parcel of Real Property as a bank branch, (d) zoning, entitlement, building, planning, land use, and other requirements or restrictions imposed by law, rule, or regulation, (e) Liens or other matters consented to by Purchaser pursuant to the terms and conditions of this Agreement, and (f) matters disclosed on any Title Commitment.

“Person” shall mean any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, government, or other entity.

“Prepaid Expenses” shall mean those expenses set forth on Schedule 1.1(l) hereto.

“Purchase Price” shall have the meaning specified in Section 3.1.

“Purchased Assets” shall have the meaning specified in Section 2.1(a).

“Purchaser” shall have the meaning specified in the preamble.

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“Real Property” shall mean the parcels of real property owned in fee by the Seller on which certain of the Branches are located or parcels owned by the Seller adjacent or proximate thereto, and all improvements thereon, all as more fully described on Schedule 1.1(m) hereto.

“Real Property Deeds” shall have the meaning specified in Section 5.2(a).

“Real Property Purchase Price” shall mean $3,864,008.69, which amount represents the aggregate book value of all Real Property (except that the property located at 59 West 900 North, Springville, Utah shall be valued at the listed price of $1,055,000), as detailed by each parcel of Real Property on Schedule 1.1(n) hereto.

“Regulatory Approvals” shall mean any consent, approval, authorization or other order of, action or non-objection by, filing or registration with or notification to any Governmental Authority necessary to consummate the transactions contemplated by this Agreement.

“Safe Deposit Agreements” shall mean the agreements between Seller and a Customer or Customers relating to safe deposit boxes located in the Branches.

“SBA” shall mean the United States Small Business Administration.

“SBA Consents” shall mean all consents necessary to transfer to Purchaser the SBA Loans.

“SBA Loans” shall mean, collectively, the loans listed on Schedule 1.1(o) hereto and all obligations of Seller to make additional extensions of credit in connection with such loans, as such loans may be increased, decreased, amended, renewed, or extended in the ordinary course of business between the date of this Agreement and the close of business on the Closing Date; provided, however, that SBA Loans shall not include any loan described above if such loan, as of the Closing Date, is (i) subject to a current legal proceeding related to a Customer’s inability or refusal to pay such loan or (ii) not current and with respect to which proceedings are pending against the obligor or obligors of such loan under Title 11 of the United States Code; and provided, further, that with respect to any such loan, to the extent that as of the Closing, Purchaser shall not have received a SBA Consent, such loan shall no longer be deemed a “SBA Loan” hereunder.  Each SBA Loan shall include all documents executed or delivered in connection with such loan to the extent such documents are in the loan file relating to such loan; Seller’s rights in and to any and all collateral held as security therefor or in which a security interest, Lien or mortgage has been granted; and all guarantees therefor; together with Accrued Interest thereon, all as exists at the close of business on the Closing Date.

“Seller” shall have the meaning specified in the preamble.

“Seller’s Disclosure Statement” shall have the meaning specified at the beginning of ARTICLE VI.

“Seller’s Severance Pay Plan” shall mean the Banner Corporation Amended and Restated Severance Pay Plan (restated effective October 1, 2016), a copy of which has been provided to Purchaser.

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“Service Agreements” shall have the meaning specified in Section 2.1(a).

“Swap Agreements” shall mean the ISDA Agreements entered into between Seller and certain other counterparties to offset the ISDA Agreements listed on Schedule 1.1(k).

“Taxes” shall mean all taxes, charges, fees, levies or other like assessments, including income, gross receipts, excise, real and personal and intangible property, sales, use, transfer (including transfer gains taxes), withholding, license, payroll, recording, ad valorem and franchise taxes, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of another person, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof and such term shall include any interest, penalties or additions to tax attributable to such assessments.

“Third Party Claim” means any legal proceeding by a Person not a party to this Agreement and not an Affiliate of one of the parties to this Agreement.

“Title Commitment” shall have the meaning specified in Section 11.3.

“Title Company” shall have the meaning specified in Section 11.3.

“Transfer Date” shall mean the first day following the Closing Date.

“Transferred Employees” shall mean the Branch Employees and Administrative Employees who accept offers of employment from Purchaser as contemplated by Section 9.5.

“UDFI” shall mean the Utah Department of Financial Institutions.

“WARN Act” means the Worker Adjustment and Retraining Notification Act as amended (29 U.S.C. § 2101 et seq.).

“Woods Cross Branch” shall have the meaning specified in Section 10.3(c).

Accounting Terms

.  All accounting terms not otherwise defined herein shall have the respective meanings assigned to them in accordance with generally accepted accounting principles consistently applied as are in effect from time to time in the United States of America (“GAAP”).

ARTICLE II.
PURCHASE AND SALE OF PURCHASED ASSETS AND ASSIGNMENT AND ASSUMPTION OF ASSUMED LIABILITIES

Purchase and Sale of Assets

.

(a)Subject to the terms and conditions hereof, including without limitation the assumption by Purchaser of the Assumed Liabilities, on the Closing Date, Seller shall sell, convey, assign, transfer, and deliver to Purchaser, and Purchaser shall purchase and accept from

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Seller, all of Seller’s right, title, and interest in, and to, and under certain assets of the Seller as described below (collectively, the “Purchased Assets”):

(i)	the Fixed Assets;
(ii)	the Loans outstanding as of the Closing Date;
(iii)	the Real Property;
(iv)	the Leases;
(v)	the Safe Deposit Agreements and all keys for the safe deposit boxes located in the Branches and all of Seller’s records related to such safe deposit boxes held by Seller at the Branches;
(vi)	the Negative Deposits;
(vii)

all rights of Seller under any building maintenance, service, or similar contracts in effect as of the Closing Date relating solely to the operations of the Branches to the extent such contracts are assignable and do not relate to Excluded Assets, as listed on Schedule 2.1(a) (the “Service Agreements”);

(viii)	the Cash;
(ix)	all Prepaid Expenses;
(x)

all physical books, records, files, reports, and other information in Seller’s possession or under Seller’s control relating to the Branches, and the Customers of the Branches, the Loans, the Deposit Liabilities, the Purchased Assets, and the Assumed Liabilities, including information related to authorized signers or payable on death beneficiaries related to any Deposit Liability;

(xi)

electronic records in Seller’s possession as can be extracted by Seller, using commercially reasonable efforts, from Seller’s core electronic banking system for transmittal and delivery to Purchaser relating to the Loans, the Deposit Liabilities and the Customers (including life-to-date loan and certificate of deposit transaction histories, other deposit account transaction histories as available (typically more recent 90 to 180 days depending on account type), safe deposit billing history, as available, and related available Customer record information), including information related to authorized signers or payable on death beneficiaries related to any Deposit Liability if available;

(xii)	the Deposit Agreements and all of Seller’s rights with respect to the contracts and instruments arising from or relating to the

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Deposit Liabilities, including, without limitation, signature cards, deposit account, online banking and cash management agreements;
(xiii)	all inventories and supplies on hand at the Branches (other than Excluded Fixed Assets);
(xiv)

all rights of Seller under express or implied warranties or indemnities given or made in connection with the Purchased Assets, if any, and all claims, counterclaims and causes of action with respect to the Purchased Assets, and the Assumed Liabilities; and

(xv)	to the extent assignable, all of Seller’s rights under the Other Assigned Contracts.

(b)Purchaser and Seller understand and agree that Purchaser is purchasing only the Purchased Assets (and assuming only the Assumed Liabilities) specified in this Agreement.

Excluded Assets

.  Purchaser shall not be deemed to have purchased, and Seller shall not be deemed to have sold, assigned or transferred, any assets of Seller other than the Purchased Assets (the “Excluded Assets”).  Without limitation, the Excluded Assets shall specifically include the Excluded Fixed Assets and the Credit Card Loans.

Assumed Liabilities

.  Subject to the terms and conditions of this Agreement, including without limitation the transfer of the Purchased Assets to Purchaser, on the Closing Date, Purchaser shall assume, and thereafter honor and fully and timely, pay, perform, and discharge when due, only the following liabilities of Seller (whether accrued, contingent, known or unknown, or otherwise) and shall perform all duties, responsibilities, and obligations of Seller under the following from and after the Closing Date (collectively, the “Assumed Liabilities”):

(a)the Deposit Liabilities;

(b)Seller’s liabilities and obligations with respect to the Purchased Assets but only to the extent that such liabilities or obligations arise or accrue after the Closing Date;

(c)the Safe Deposit Agreements;

(d)the Leases, subject to the terms and conditions of that certain Assignment and Assumption of Leases (as defined in Section 5.2(b) below);

(e)all obligations that accrue after the Closing Date under the Service Agreements;

(f)any and all liabilities and obligations relating to the Branches, the Leased Real Property or the Real Property under Environmental Laws that occur after the Closing Date, including, without limitation, the presence of any Hazardous Substance, if and to the extent that

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the action, omission, or event giving rise to the liability or obligation occurs after the Closing Date;

(g)all escrow amounts relating to the Loans;

(h)the Loan Agreements;

(i)except as set forth in Section 9.5(c), all liabilities arising out of the employment of the Transferred Employees and their dependents and beneficiaries that accrue as of and after the Closing Date;

(j)the Other Assigned Contracts; and

(k)except as set forth in Section 4.1, any liability for Taxes of, or relating to, the Purchased Assets, the Assumed Liabilities or the business or operation of the Branches, other than Excluded Taxes.

Excluded Liabilities

.  Other than the Assumed Liabilities, Purchaser shall not assume or be bound by any duties, obligations or liabilities of Seller of any kind or nature (the “Excluded Liabilities”).  Without limitation, the Excluded Liabilities specifically include the Excluded Deposits, the Excluded IRA Deposits and the Excluded Taxes.

ARTICLE III.
PURCHASE PRICE; PAYMENT; SETTLEMENT; TAX ALLOCATION

Purchase Price

.  The purchase price for the Purchased Assets shall be an amount computed as follows (the “Purchase Price”):

(a)An amount equal to 8.50% of the average daily closing balances of the Deposit Liabilities, associated with the Branches for the 30-day period ending two (2) Business Days prior to the Closing Date, provided that, for purposes of calculating this premium, any Deposit Liability with a negative balance shall be treated as having a zero balance for each day during the 30-day calculation period that the balance is negative; PLUS

(b)The Real Property Purchase Price; PLUS

(c)An amount equal to 100.00% of the aggregate outstanding principal amounts of the Loans as of the close of business on the Closing Date; PLUS

(d)An amount equal to the aggregate Accrued Interest on the Loans as of the close of business on the Closing Date; PLUS

(e)The aggregate unpaid principal balance of and Accrued Interest on the Negative Deposits (to the extent such unpaid principal balance or Accrued Interest shall be outstanding and unpaid for thirty (30) days or less prior to the Closing Date) as reflected on the system of record  of Seller as of the Closing Date less any charge-offs, write-downs and specific reserves with respect to Negative Deposits; PLUS

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(f)The aggregate amount of Cash as of the close of business on the Closing Date; PLUS

(g)The aggregate amount of the Prepaid Expenses as of the close of business on the Closing Date; PLUS

(h)Any proration amounts payable by Purchaser as determined in this Agreement; PLUS

(i)An amount equal to the Seller’s net book value with respect to the Fixed Assets as shown on the Seller’s system of record, as of the month-end immediately preceding the Closing Date; LESS.

(j)An amount equal to the Loan Participation Amount.

Payment at Closing

.  At least two (2) Business Days prior to the Closing Date, Seller shall deliver to Purchaser the Closing Statement, which shall include a calculation of the Estimated Payment Amount.  At Closing, if the Estimated Payment Amount set forth on the Closing Statement is (i) a positive amount, Seller shall pay to Purchaser an amount in dollars equal to such positive amount, or (ii) a negative amount, Purchaser shall pay to Seller an amount in dollars equal to the absolute value of such negative amount.  All payments to be made hereunder by one party to the other shall be made by wire transfer of immediately available funds (in all cases to an account specified in writing by Seller or Purchaser, as the case may be, to the other and so specified not later than the third (3rd) Business Day prior to the Closing Date) on the Closing Date.

Adjustment of Estimated Payment Amount

.

(a)On or before 12:00 noon on the tenth (10th) day following the Closing Date, Seller shall deliver to Purchaser a statement substantially in the form attached as Exhibit F hereto (the “Final Statement”) setting forth (i) the Purchase Price (including all adjustments and prorations thereto as set forth in Section 3.5), and (ii) the Liabilities and each component thereof, in each case as of the close of business on the Closing Date, and shall make available to Purchaser such work papers, schedules, and other supporting data as may be reasonably requested by Purchaser to enable Purchaser to verify such determinations.  Such Final Statement shall also set forth the Adjusted Payment Amount.  The Final Statement shall become final and binding on Purchaser and Seller on the earlier of (i) the date it is approved by Purchaser by written notice to Seller or (ii) at 5:00 p.m. Eastern Time on the tenth (10th) Business Day after it is delivered by Seller to Purchaser unless, within such ten (10) Business Day period, Purchaser gives written notice to Seller of its actual or potential disagreement with respect to any item included in such Final Statement. Seller and Purchaser shall use their commercially reasonable efforts to resolve any disagreement during the ten (10) Business Day period following receipt by Seller of such notice. If the disagreement is not resolved during such ten (10) Business Day period, the dispute shall be referred to an independent accounting firm mutually acceptable to Seller and Purchaser, and such Final Statement shall be modified, if required, by the independent accounting firm and thereupon such Final Statement shall become final and binding. Purchaser and Seller shall share equally the cost of any independent accounting firm.

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(b)On or before 12:00 noon on the fifth (5th) day after the Final Statement becomes final and binding pursuant to Section 3.3(a), if the Adjusted Payment Amount set forth on the Final Statement is (i) a positive amount, Seller shall pay to Purchaser an amount in dollars equal to such positive amount, or (ii) a negative amount, Purchaser shall pay to Seller an amount in dollars equal to the absolute value of such negative amount.  All payments to be made hereunder by one party to the other shall be made by wire transfer of immediately available funds (in all cases to an account specified in writing by Seller or Purchaser, as the case may be, to the other and so specified not later than the third (3rd) Business Day prior to the Closing Date) on the Closing Date.

Allocation of Purchase Price

.

(a)Upon final determination of the Purchase Price, Purchaser will prepare an allocation of the Purchase Price (and all other capitalized costs) in accordance with Section 1060 of the Code and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate).  Seller will review such allocation and may object to any parts of the allocation that are unreasonable, whereupon the parties will work to resolve any objections.  The allocation described herein shall be binding upon the parties.  The parties shall prepare a draft of such allocation prior to the Closing Date.

(b)Purchaser and Seller and their Affiliates shall report, act, and file all Tax returns (including IRS Form 8594 and any amendments thereto) in all respects and for all purposes consistent with such allocation prepared by the parties.  Purchaser and Seller shall cooperate in timely and properly preparing, executing, filing and delivering all such documents, forms and other information as may reasonably be required to prepare such allocation.  Neither Purchaser nor Seller shall take any position (whether in audits, returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

Proration; Other Closing Date Adjustments

.

(a)Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Seller will operate the Branches for their own account and own the Loans and other Purchased Assets until the close of business on the Closing Date, and that Purchaser shall operate the Branches, own the Loans and other Purchased Assets and assume the Deposit Liabilities and other Assumed Liabilities for its own account from and after the close of business on the Closing Date. Thus, except as otherwise specifically provided in this Agreement, items of income and expense shall be prorated as of the close of business on the Closing Date, and shall be settled between Seller and Purchaser on the Closing Date, whether or not such adjustment would normally be made as of such time.  Items of proration will be handled as an adjustment to the Purchase Price.

(b)For purposes of this Agreement, items of proration and other adjustments shall include, without limitation:  (i) rent and other amounts payable under the Leases, sales, personal property, real estate, and use taxes (other than such sales, real estate, and use taxes that arise as a result of the transactions contemplated by this Agreement which shall be paid by Seller in accordance with Section 4.1 hereof); (ii) insurance premiums paid or payable to the FDIC attributable to insurance coverage for the Deposit Liabilities for the assessment period from and

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after the Closing Date; (iii) fees for customary annual or periodic licenses or permits to the extent assignable; (iv) water, sewer, fuel, and utility charges; (v) other prepaid items, in each case as of the close of business on the Closing Date, and (vi) the cost of any severance claims for which Purchaser is responsible (in accordance with Section 9.5(c) hereof) which are paid on Purchaser’s behalf by Seller.  Real estate taxes shall be prorated according to local practice for determining whether they are assumed to be paid in advance, in arrears or on a calendar year basis; provided that if the parties cannot agree on the local practice for any particular real estate taxes, such taxes shall be prorated on a calendar year basis.  Notwithstanding the foregoing, if accurate and appropriate arrangements cannot be made as of the Closing Date for any items of proration, the parties shall apportion the charges for any such items of proration on the basis of the bill for such item for the most recent billing period prior to the Closing Date or as otherwise agreed to by the parties.

ARTICLE IV.
TAXES

Sales, Transfer and Use Taxes

.  Except as otherwise provided in this Agreement, any sales, personal property transfer, use or similar Taxes, including but not limited to all transfer Taxes required in connection with the transfer of the Leases and Real Property or Purchased Assets to Purchaser, which are payable or arise as a result of this Agreement or the consummation of the transactions contemplated hereby, shall be paid by Seller.  Purchaser and Seller shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with such Tax laws.

Information Reports

.  Purchaser and Seller shall each file with the IRS and furnish to any required recipients on a timely basis and otherwise as required by law Forms 1099INT, 1099R, W-2P, 5498 and any other required forms and reports with respect to each Deposit Liability concerning interest paid on, or contributions to and distributions from, the Deposit Liability accounts, as appropriate, for the periods during which Purchaser and Seller, respectively, administered such accounts, including without limitation, any information required by the IRS pursuant to any request for back-up withholding and taxpayer identification number certification records and documents.  Seller shall make such reports for interest paid or credited to Customers on or before the Closing Date and Purchaser shall make such reports after the Closing Date.

ARTICLE V.
CLOSING

Closing Date

.

(a)Closing Date.  Upon the terms and subject to the conditions of this Agreement, the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Davis Wright Tremaine LLP, 1201 Third Avenue, Suite 2200, Seattle, WA 98101, at 10:00 a.m. (which Closing shall be effective as of the close of business on the seventh (7th) Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in ARTICLE XIII hereof (other than obligations to be performed at the Closing);

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provided, however, that either party shall be permitted to extend the Closing Date to such date, which shall be no later than thirty (30) days, in such party’s sole discretion, if such extension is necessary for such party to be prepared to convert account information as to the Deposit Liabilities and the Loans or at such other place or at such other time or on such other date as Seller and Purchaser may mutually agree in writing (the day on which the Closing takes place being the “Closing Date”). Except as otherwise agreed, the Closing shall be held on a Friday in order to facilitate the operational transition from Seller to Purchaser.

(b)Closing Procedure.  The parties may agree to conduct the Closing in person or by exchange of closing documents by overnight delivery service or by facsimile or electronic transmission.  Seller shall deliver to Purchaser physical possession of the Purchased Assets as of the close of business on the Closing Date.

Seller’s Deliveries

.  On or before the Closing Date, the Seller shall deliver to the Purchaser:

(a)Duly executed deeds for the Real Property subject to Permitted Liens, pursuant to which the Real Property shall be transferred to Purchaser substantially in the form(s) attached as Exhibit B hereto (the “Real Property Deeds”), such Real Property Deeds to be in the form of deed by which the Seller (or Seller’s predecessor in interest) initially acquired such Real Property;

(b)An Assignment and Assumption of Lease for each of the Leases, pursuant to which the Leases shall be transferred to Purchaser, substantially in the form attached as Exhibit B-1 hereto (the “Assignment and Assumption of Lease”), including the Landlord Consents;

(c)A Bill of Sale and Assignment for the Purchased Assets, pursuant to which the Purchased Assets (other than the Real Property and the Leases) shall be transferred to Purchaser, substantially in the form attached as Exhibit C hereto;

(d)Possession of the Safe Deposit Agreements and books, records and documentation regarding the Deposit Liabilities and other Purchased Assets and Assumed Liabilities (which may be facsimiles or other electronic records of the same in lieu of originals) in the possession or control of and reasonably available to Seller;

(e)Physical possession of Purchased Assets capable of physical delivery and in the possession of and reasonably available to Seller, provided, however, that the delivery of Purchased Assets shall not convey to Purchaser any right of ownership or use to any proprietary information or trade name, trademark or service mark, logo or corporate name that may be contained within or relating to any such Purchased Assets that cannot be readily removed;

(f)Possession of Loan files (including all related credit files), data and other books, records and documentation regarding the Loans and all collateral (which may be facsimiles or other electronic records of the same in lieu of originals) in the possession or control of and reasonably available to Seller relating to the Loans;

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(g)A statement substantially in the form attached as Exhibit A hereto (the “Closing Statement”);

(h)The Assumption Certificate;

(i)The resignation of Seller as custodian with respect to each IRA Deposit Liability account, and the designation of Purchaser as successor custodian with respect thereto;

(j)The FIRPTA Affidavits;

(k)ALTA standard owner’s title insurance policies, or marked-up title insurance commitments, preliminary to issuance of ALTA standard owner’s title insurance policies for the Real Property, in the amount of that portion of the Real Property Purchase Price attributable to each parcel, and insuring marketable fee title in Purchaser subject only to Permitted Liens;

(l)A certified copy of resolutions of Seller’s Board of Directors or authorized committee thereof authorizing the execution, delivery, and performance of this Agreement by Seller;

(m)A payoff letter from each secured lender, if any, as necessary to release any Liens (other than Permitted Liens) that may exist on any of the Purchased Assets;

(n)Any updates to the Seller’s Disclosure Statement required by this Agreement;

(o)A complete set of keys for each Branch, including keys for vaults and ATMs and combinations for all combination locks, appropriately tagged for identification, any manuals, access codes, passwords, or specifications with respect to vaults and ATMs, and all as-built drawings relating to the Branches that are in the possession of Seller;

(p)A limited power of attorney substantially in the form attached as Exhibit E; and

(q)Such other documents as may be required by this Agreement or are reasonably necessary to effect the transactions contemplated hereby as Purchaser shall reasonably request.

Purchaser’s Deliveries

.  On or before the Closing Date, the Purchaser shall deliver to Seller:

(a)The Assignment and Assumption of Lease for each of the Leases;

(b)The Assumption Certificate;

(c)Purchaser’s acceptance of its appointment as successor custodian of the IRA Deposit Liability accounts, and its assumption of the fiduciary obligations of the custodian with respect thereto;

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(d)The SBA Consents;

(e)A certified copy of resolutions of Purchaser’s Board of Directors or authorized committee thereof authorizing the execution, delivery, and performance of this Agreement by Purchaser;

(f)Evidence of receipt and the satisfaction of all required conditions in connection with Regulatory Approvals; and

(g)Such other documents as may be required by this Agreement or are reasonably necessary to effect the transactions contemplated hereby as Seller shall reasonably request.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the terms and conditions of this Agreement and except as otherwise set forth in a disclosure statement (the “Seller’s Disclosure Statement”) delivered to Purchaser as of the date of this Agreement, Seller represents and warrants to Purchaser as follows:

Organization

.  Seller is a Washington state chartered commercial bank, duly organized and validly existing under the laws of the State of Washington.  Seller is entitled to own, operate or lease its properties where such properties are now owned, operated or leased (including all of the Purchased Assets) and has the requisite power and authority to conduct its business as now being conducted at the Branches.  Seller is an insured depository institution pursuant to the provisions of the FDIA.

Authority

.  Seller has the power and authority to enter into and perform this Agreement and any instruments or other documents executed pursuant hereto. This Agreement and any instruments or other documents executed pursuant hereto and the execution, delivery, and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of Seller, and this Agreement and the instruments and documents executed pursuant hereto constitute, or when executed will constitute, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforcement may be limited by receivership, conservatorship, and supervisory powers of bank regulatory agencies generally as well as by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

Non-Contravention

.  The execution and delivery of this Agreement and the instruments and documents executed pursuant hereto by Seller do not and, subject to the receipt of all of the Regulatory Approvals, the Landlord Consents, and SBA Consents, the consummation of the transactions contemplated by this Agreement will not (a) constitute a breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or license of Seller or to which Seller is subject, (b) constitute a breach or violation of or a default under the articles of incorporation or bylaws of Seller, (c) constitute a violation of or conflict with any court order, injunction, decree, cease and desist order, memorandum of

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understanding, or similar regulatory consent agreement or other legally binding order to which Seller is a party or subject, or by which Seller is bound, (d) constitute a violation, breach or default under, or extinguish any material rights with respect to, any agreement or instrument to which Seller is a party or subject, or by which Seller is bound, or (e) require any consent, approval, waiver, extension, amendment, or authorization under any law, regulation, or regulatory constraint, or under any agreement or instrument with respect to the Deposit Agreements, the Loan Agreements, the Assumed Liabilities, or the Purchased Assets, except to the extent failure to obtain any of the foregoing would not have a Material Adverse Effect on Seller.

Compliance with Law

.  The Branches and operations of the Branches are in all material respects being conducted in accordance with all applicable laws, rules and regulations of all Governmental Authorities.

Legal Proceedings

.  There are no actions, suits, or proceedings, whether civil, criminal or administrative, pending or, to the Knowledge of Seller, threatened which could prevent or materially delay Seller from performing its obligations under this Agreement, against or affecting (a) the Branches, the Purchased Assets or Assumed Liabilities, or (b) Seller.

Consents and Other Regulatory Matters

.

(a)Except as set forth in Seller’s Disclosure Statement, the execution, delivery, and performance of this Agreement and the other agreements to be entered into in connection herewith by Seller do not and will not require any consent, approval, authorization or other order of, action or non-objection by, filing or registration with or notification to any Person or Governmental Authority other than the Regulatory Approvals, SBA Consents and the Landlord Consents.

(b)There are no pending, or to the Knowledge of Seller, threatened disputes or controversies between Seller and any federal, state, or local governmental authority, including without limitation with respect to capital requirements that (i) would reasonably be expected to prevent or materially delay Seller from being able to perform its obligations under this Agreement or (ii) would reasonably be expected to impair the validity or consummation of this Agreement or the transactions contemplated hereby. Seller has not received any indication from any Governmental Authority that such Governmental Authority would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby.

(c)The deposits of Seller are insured by the FDIC through the Deposit Insurance Fund in accordance with the FDIA, and Seller has paid all assessments and has filed all reports required to be filed by it by the FDIC.

(d)As of the date hereof, without giving effect to the transactions contemplated hereby, and following the transactions contemplated hereby, Seller is (i) at least “adequately capitalized,” as defined in the FDIA, and (ii) meets all capital requirements, standards, and ratios required by each state or federal bank regulator with jurisdiction over the Seller, including without limitation, any such higher requirement, standard or ratio as applies to institutions engaging in the acquisition of insured institution deposits, assets or branches.

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(e)Seller was rated “Satisfactory” or “Outstanding” following its most recent CRA examination by the FDIC.

Purchased Assets

.  Seller has and, upon consummation of the transaction contemplated by this Agreement, will have transferred to Purchaser, good, sufficient and marketable title to each of the owned Purchased Assets, whether real, personal or a combination of them, free and clear of any mortgages, liens, encumbrances, charges, easements, or restrictions of any kind whatsoever other than Permitted Liens.

Loans

.  With respect to each Loan:

(a)Except as set forth in Seller’s Disclosure Statement, Seller has good title to and is the sole owner of the Loans, free and clear of any liens, claims, encumbrances or other charges on the Loans whatsoever other than Permitted Liens.  Each Loan is subject to a valid and binding promissory note or other written promise to pay, enforceable against the obligor(s) of such note or other written promise to pay in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and by general equity principles, regardless of whether such enforcement is considered in a proceeding in equity or at law.  The collateral for such Loan (if any) is the collateral described in the applicable security agreement, mortgage, deed of trust, pledge, collateral assignment or other security document.

(b)Each Loan was underwritten and originated in material compliance with applicable laws and regulations.

(c)All Loans have been made and maintained in the ordinary course of Seller’s business, in accordance with Seller’s internal loan grading system and in material compliance with the requirements of any Governmental Authority, including without limitation the SBA, and consistent with past practice.

(d)Except as set forth in Seller’s Disclosure Statement, none of the obligations represented by such Loan Agreements have been modified, subordinated, altered, forgiven, discharged, or otherwise disposed of except as indicated by such Loan Agreements, and to the Knowledge of Seller, no obligor on any Loan is in bankruptcy.  No Loan has been sold to another Person by Seller or is otherwise subject to an agreement to repurchase (other than Seller’s obligations to Purchaser pursuant to this Agreement).  Seller owns all servicing rights with respect to each of the Loans, and no other Person has any right, title, claim, or interest in or to any right to service any of the Loans.

(e)Except as set forth in Section 6.8(a) through (d) above, Seller makes no other representation or warranty of any kind to Purchaser relating to the Loans. Seller shall not be responsible for (i) the sufficiency, value or collectability of any Loan, (ii) any representation, warranty, or statement made by an obligor or other party in or in connection with any Loan, (iii) the financial condition or creditworthiness of any primary or secondary obligor under any Loan or any guarantor or surety or other obligor thereof, (iv) the performance or compliance by the borrower with any of the terms or provisions of any of the documents, instruments and

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agreements relating to any Loan, or (v) inspecting any of the property, books or records of any obligor.

Absence of Defaults Under Contracts

.  There is not under any contract or agreement to which Seller is a party, or by which Seller is bound, any existing default by Seller or to the Knowledge of Seller any other party on the Assumed Liabilities, the Purchased Assets or the Branches. There is not any existing default by Seller or, to the Knowledge of Seller, any other party under the Other Assigned Contracts.

Absence of Material Adverse Change

.  Since December 31, 2016, there has been no material adverse change in the business, properties or operations with respect to each of the Branches.

Real Property

.  With respect to the Real Property:

(a)None of the Real Property is the subject of any currently pending or, to Seller’s Knowledge, threatened condemnation action.

(b)Seller has not received written or, to the Knowledge of Seller, oral notice of any violation of any applicable zoning regulation, fire regulation, building code or restriction, restrictive covenant, ordinance, or other law, order, regulation or requirement.

(c)Except as disclosed by any Title Commitment obtained in connection with this Agreement, Seller has no Knowledge of any existing or pending, special assessments affecting any Real Property that may be assessed by any Governmental Authority;

(d)There are no outstanding agreements, options, rights of first offer, rights of first refusal, or other commitments of any nature obligating Seller to transfer any interest in any of the Real Property to any other Person;

(e)Except as disclosed by any Title Commitment obtained in connection with this Agreement, there are no easements or other instruments conveying any rights or interests in any of the Real Property to any other Person;

(f)Seller is in material compliance with all applicable health and safety related laws or requirements for the Real Property, including those under the Americans with Disabilities Act of 1990, as amended, and the Occupational Health and Safety Act of 1970, as amended; and

(g)Except as set forth in Seller’s Disclosure Statement, if any, delivered pursuant to this ARTICLE VI, or by any Title Commitment obtained in connection with this Agreement, there are no leases, subleases, licenses, or other rental agreements or occupancy agreements that grant any possessory interest in or to any space situated on or in any of the Real Property or that otherwise give rights with regard to the use of any of the Real Property or any portion of any of the Real Property.

Environmental Matters

.  With respect to the Real Property and the Leased Real Property and except as set forth in Section 6.12 of Seller’s Disclosure Statement, if any:

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(a)	The Real Property and the Leased Real Property and all improvements, operations, and activities thereon are in material compliance with all applicable Environmental Laws.
(b)

No Hazardous Substance has been used, handled, stored, discharged, released or disposed of on, in, under, or from the Real Property or the Leased Real Property by Seller or, to Seller’s Knowledge, any other Person in violation of applicable Environmental Laws.

(c)

Except as disclosed by any Title Commitment obtained in connection with this Agreement, no lien has been imposed on the Real Property by any Governmental Authority in connection with the presence of any Hazardous Substance or pursuant to any Environmental Law.

(d)

Seller has not:  (i) entered into or been subject to any consent decree, compliance order, or administrative order with respect to the Real Property or the Leased Real Property; or (ii) received any written request for information, notice, demand letter or administrative inquiry relating to the Real Property or the Leased Real Property pursuant to any Environmental Law or with respect to environmental matters. Seller has not received notice of any pending or, to the Knowledge of Seller, threatened, claims, lawsuits, citations or investigations by any Person relating to the environmental condition of the Real Property or the Leased Real Property. Neither the Real Property nor the Leased Real Property is currently undergoing investigation, removal, remediation or cleanup of Hazardous Substances.

(e)	No underground storage tanks are or, to the Knowledge of Seller, have been located on the Real Property, and Seller has never operated an underground storage tank on the Leased Real Property.
Real Property Leases

.  With respect to the Leases and the Leased Real Property:

(a)Seller has delivered to Purchaser true and complete copies of the Leases and all amendments thereto and the Leases are in full force and effect.

(b)Seller has not received any notices of default under any provision of the Leases, and has undertaken no indemnification or defense of the landlord thereunder for events or claims arising under the Leases.

(c)Seller has not received written or, to the Knowledge of Seller, oral notice of any violation of any applicable zoning regulation, fire regulation, building code or restriction, restrictive covenant, ordinance, or other law, order, regulation or requirement applicable to the Leased Real Property, including without limitation, the Americans with Disabilities Act or regulations relating thereto.

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(d)Seller has not received written or, to the Knowledge of Seller, oral notice of any pending, special assessments affecting any Leased Real Property that may be assessed by any Governmental Authority; and

(e)Except as disclosed in Seller’s Disclosure Statement, if any, delivered pursuant to this ARTICLE VI, other than the Leases, there are no subleases, licenses, or other rental agreements or occupancy agreements that grant any possessory interest in or to any space leased by Seller situated on or in any of the Leased Real Property.

Fixed Assets

.  Each Fixed Asset having a book value in excess of $5,000 is in good, operable condition and repair (reasonable wear and tear excepted).  Net book values listed in Schedule 1.1(g) reflect the net book values for each Fixed Asset as shown on Seller’s system of record.

Deposit Agreements

.

(a)Unless otherwise disclosed in Seller’s Disclosure Statement, no Deposit Agreements prohibits Seller from assigning and transferring to Purchaser all of Seller’s rights, duties, and obligations under the Deposit Agreements upon the terms and conditions set forth in this Agreement.

(b)Unless otherwise disclosed in Seller’s Disclosure Statement, all Deposit Agreements other than time deposits legally permit Purchaser to unilaterally terminate or modify such agreements within thirty (30) days after the Closing Date, subject to delivery of any notice as may be specified in the Deposit Agreements, without the consent of the depositor or depositors and without penalty or additional obligation to Purchaser.

(c)The Deposit Liabilities have been originated, extended, acquired, administered, and maintained in the ordinary course of Seller’s business and in material compliance with the documents governing the relevant type of Deposit Liabilities and all applicable laws, regulations and rules of Governmental Authorities.  The Deposit Liabilities are insured by the FDIC through the Deposit Insurance Fund to the fullest extent provided for by applicable laws, rules and regulations, and all premiums and assessments due to date in connection with such insurance have been paid.  No proceedings for the termination or revocation of such insurance are pending, nor to Seller’s Knowledge threatened.

(d)All interest has been accrued on the Deposit Liabilities and Seller’s records accurately reflect such accrual of interest in accordance with GAAP.

(e)Seller has complied in all material respects with all laws, rules and regulations of the IRS regarding taxpayer identification number certification, interest information reporting, and backup withholding of interest payable in connection with all Deposit Liabilities, including reporting requirements applicable to all IRA Deposit Liabilities.

(f)Except for Deposit Liabilities securing a Loan and as otherwise disclosed in Seller’s Disclosure Statement, no Deposit Liabilities have been pledged to any other Person or are subject to any claims that are superior to the rights of Person(s) shown on the records delivered to Purchaser as the owner(s) of such Deposit Liabilities, other than claims against such

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owners such as state and federal tax liens, garnishments, and other judgment claims that have matured or may mature into claims against the respective Deposit Liabilities.

(g)Seller makes no representations or warranties to Purchaser as to whether, or the length of time during which, any accounts relating to Deposit Liabilities will be maintained by the owners of such Deposit Liabilities after the Closing Date.

Conduct of Business

.  With respect to the Branches, the Assumed Liabilities, and the Purchased Assets, Seller has conducted its banking business only in the ordinary course since December 31, 2016.

Tax Matters

.

(a)Seller (i) has duly and timely filed all returns and reports required by applicable laws, including amendments, which are materially correct, complete and comply in all material respects with all applicable laws and regulations, (ii) has paid when due all real and personal property Taxes and assessments, all payroll and unemployment Taxes, and any other Taxes, including any related penalties, interest, and deficiencies, that have become due and payable with respect to, or may result in a lien upon, the Branches, Branch Employees, or any of the Purchased Assets, and (iii) has duly and timely withheld and paid to the appropriate governmental agencies all withholding Taxes, including any related penalties, interest, and deficiencies, relating to the payment of interest, earnings, or dividends on the Deposit Liabilities or relating to the payment of wages to the Branch Employees.

(b)There are no Liens for Taxes upon any of the Purchased Assets, except for Permitted Liens.

(c)For all completed tax years, and to the extent required by law or regulation, the Seller has duly and timely sent to each account holder with respect to the Deposit Liabilities an Internal Revenue Service Form 1099 (or a substitute form permitted by law) relating to the interest, earnings, or dividends paid on the Deposit Liabilities for those periods and has filed and provided all other material IRS Forms 1099 or related or similar material Tax returns as required by applicable laws in connection with the operation of the Branches.

Certain Employment Matters

.  With respect to any Branch Employee:

(a)There is no written or oral, express or implied, employment contract or agreement or assurance of job security.

(b)Seller has not experienced or been threatened by any strike, work stoppage, slowdown, lockout, concerted refusal to work overtime or other similar labor activity or dispute, organizational effort, or other attempt to unionize, and Seller is not party to any collective bargaining agreement.

(c)There is no dispute, claim, investigation, or charge, pending or, to Seller’s Knowledge, threatened, alleging breach of any express or implied employment contract or commitment, or breach of any applicable law, order, regulation, public policy, or ordinance relating to employment or terms and conditions of employment, unfair labor practices,

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employment discrimination, harassment, retaliation, equal pay or any other employment-related matter arising under applicable laws. Seller has been in compliance in all material respects with all applicable laws pertaining to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, worker classification, wages and hours, civil rights, discrimination, immigration, and collective bargaining.

(d)Seller has no outstanding liability under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2109 et seq. or the regulations promulgated thereunder or any similar state law, and Seller has not experienced a “mass layoff” or “plant closing” (within the meaning of the Worker Adjustment and Retraining Notification Act) or incurred any liability under such statute during the past three (3) years.

ERISA Matters

.  Neither Seller nor any of its ERISA Affiliates have any liability or liabilities under any Employee Benefit Plan that will become a liability or liabilities of Purchaser or any Affiliate of Purchaser or result in any Lien on the Purchased Assets or on any other assets of Purchaser or any of Purchaser’s Affiliates.  None of the Purchased Assets (a) are “plan assets” of any Employee Benefit Plan, (b) are subject to any Lien relating to any Employee Benefit Plan under ERISA, the Code, or otherwise, or (c) otherwise have been identified or earmarked as available for or relating to benefits under any Employee Benefit Plan.  No Employee Benefit Plan is subject to Title IV of ERISA or to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, or is a “multi-employer plan” (as defined in Section 3(37) of ERISA), and neither the Seller nor any ERISA Affiliate has ever contributed to or has ever been required to contribute to or has any current or contingent liability with respect to any such plan.  Neither the Seller nor any ERISA Affiliate:  (i) has withdrawn from any pension plan or terminated a pension plan under circumstances resulting (or expected to result) in any withdrawal liability or liability to the Pension Benefit Guaranty Corporation; or (ii) has engaged in any transaction which would give rise to a liability to the Seller or an ERISA Affiliate under Section 4069 or Section 4212(c) of ERISA.  The Seller does not have any obligation to provide or any current or contingent liability or obligation with respect to the provision of post-employment or post-termination health or life insurance or other welfare benefits to any Transferred Employee (as defined in Section 9.5(a)), other than as required under Section 601-609 of ERISA, Section 4980 of the Code or other applicable laws.

Books, Records, Documentation, Etc.

.  The Branch books and records are correct, accurate, and complete, in all material respects.  Seller’s Deposit Agreements and Loan Agreements comply in all material respects with applicable federal and state laws and regulations.

Custodial Duties

.  Seller has performed its duties in the capacity of custodian with respect to the IRA Deposit Liability accounts and in its capacity as escrow agent with respect to any escrow in a fashion which complies in all material respects with ERISA, the Code, and all other applicable laws, regulations, agreements, and instruments.

Insurance

.  Seller maintains in full force and effect insurance on the Purchased Assets in such amounts and against such risks and losses as deemed appropriate by management of Seller and as are customary and adequate for financial institutions comparable to Seller.

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Service Agreements

.  Each Service Agreement is the valid and binding obligation of Seller, and, to the Knowledge of Seller, of each other party to such Service Agreement.  There does not exist with respect to Seller’s obligations under a Service Agreement, or, to the Knowledge of Seller, with respect to the obligations of each other party to such Service Agreement, any default (or event or condition that constitutes or, after notice or passage of time or both, would constitute a default) on the part of Seller or, to the Knowledge of Seller, such other party, as applicable, under the Service Agreement.  A true and complete copy of each Service Agreement has been delivered to Purchaser.

No Broker

.

(a)No broker or finder, or other party or agent performing similar functions, has been retained by Seller or its Affiliates or is entitled to be paid based on any arrangements, agreements or understandings made by Seller or its Affiliates in connection with the transactions contemplated hereby, and no brokerage fee or other commission has been agreed to be paid by Seller or its Affiliates on account of such transactions

(b)Seller has not dealt with any broker or other intermediary in connection with the sale of the Real Property.  If any broker or other intermediary claims to be entitled to a fee or commission by reason of having dealt with Seller in connection with the sale of the Real Property, or having introduced the Real Property to Seller for sale, or having been the inducing cause to the sale, Seller shall indemnify, defend and save harmless Purchaser of and from any claim for commission or compensation by such broker or other intermediary.

Effect of Representations and Warranties Limitation

.

(a)Seller warrants that its representations and warranties in this Agreement will be true in all material respects at and as of the Closing.  All such representations and warranties made with respect to specified dates or events shall still be true at the Closing in all material respects with respect to such dates or events.

(b)During the term of this Agreement, if Seller becomes aware of any facts or of the occurrence or the impending occurrence of any event which would cause one or more of its representations or warranties contained in this Agreement to become untrue in any material respect, or would have caused one or more of such representations or warranties to be untrue had such facts been known or had such event occurred prior to the execution of this Agreement, then Seller shall promptly give detailed written notice of those matters to Purchaser.

(c)Purchaser’s receipt of information pursuant to this Section 6.25 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement and shall not be deemed to amend or supplement the Seller’s Disclosure Statement.

(d)Except for the representations and warranties specifically set forth in this Agreement, neither Seller, nor any of its agents, Affiliates or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Purchaser, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Seller

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disclaims any such representation or warranty whether by Seller or any of its officers, directors, employees, agents or representatives or any other Person.

Swap Agreements

. All swaps and other similar derivative transactions and risk management arrangements included in the Other Assigned Contracts, whether entered into for the account of Seller or for the account of a customer of Seller, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Governmental Authority and with counterparties believed to be financially responsible at the time and (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of Seller enforceable in accordance with their terms and are in full force and effect.  Seller has duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued, and, to Seller’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

ARTICLE VII.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

Organization

.  Purchaser is Utah state chartered commercial bank, duly organized, validly existing and in good standing under the laws of the State of Utah.

Authority

.  Purchaser has the power and authority to enter into and perform this Agreement and any instruments or other documents executed pursuant hereto. This Agreement and any instruments or other documents executed pursuant hereto, and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of Purchaser, and this Agreement and the instruments and documents executed pursuant hereto constitute, or when executed will constitute, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as enforcement may be limited by receivership, conservatorship, and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

Non-Contravention

.  The execution and delivery of this Agreement and the instruments and documents executed pursuant hereto by Purchaser do not and, subject to the receipt of all of the Regulatory Approvals, the consummation of the transactions contemplated by this Agreement will not, (a) constitute a breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or license of Purchaser or to which Purchaser is subject, (b) constitute a breach or violation of or a default under the articles of incorporation or bylaws of Purchaser, (c) constitute a violation of or conflict with any court order, injunction, decree, cease and desist order, memorandum of understanding, or similar regulatory consent agreement or other legally binding order to which Purchaser is a party or subject, or by which Purchaser is bound, (d) constitute a violation, breach or default under, or extinguish any material rights with respect to any agreement or instrument to which Purchaser is a party or subject, or by

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which Purchaser is bound, or (e) require any consent, approval, waiver, extension, amendment, or authorization under any law, regulation, or regulatory constraint, or under any agreement or instrument with respect to the Deposit Agreements, the Loan Agreements, the Assumed Liabilities, or the Purchased Assets, except to the extent failure to obtain any of the foregoing would not have a Material Adverse Effect on Purchaser.

Legal Proceedings

.  There are no actions, suits, or proceedings, whether civil, criminal or administrative, pending or, to the Knowledge of Purchaser, threatened against or affecting Purchaser which could prevent or materially delay Purchaser from performing its obligations under this Agreement.

Consents and Other Regulatory Matters

.

(a)The execution, delivery, and performance of this Agreement and the other agreements to be entered into in connection herewith by Purchaser do not and will not require any consent, approval, authorization or other order of, action or non-objection by, filing or registration with or notification to any Person or Governmental Authority other than the Regulatory Approvals, SBA Consents and the Landlord Consents.

(b)There are no pending, or to the Knowledge of Purchaser, threatened disputes or controversies between Purchaser and any federal, state, or local governmental authority, including without limitation with respect to capital requirements that (i) would reasonably be expected to prevent or materially delay Purchaser from being able to perform its obligations under this Agreement or (ii) would reasonably be expected to impair the validity or consummation of this Agreement or the transactions contemplated hereby.  Purchaser has not received any indication from any Governmental Authority that such Governmental Authority would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby. Purchaser believes that it can satisfy all capital and other regulatory requirements necessary to obtain all of the Regulatory Approvals.

(c)The deposits of Purchaser are insured by the FDIC through the Deposit Insurance Fund in accordance with the FDIA, and Purchaser has paid all assessments and has filed all reports required to be filed by it by the FDIC.

(d)As of the date of this Agreement, Purchaser (i) is, and as of the Closing Date will be, at least “well capitalized” as defined by the FDIA and applicable FDIC regulations, and (ii) meets all capital requirements, standards and ratios required by each federal bank regulator with jurisdiction over Purchaser, and no such regulator has indicated that it will condition any of the Regulatory Approvals upon an increase in Purchaser’s capital or compliance with any capital requirement, standard or ratio.  In addition, Purchaser is not aware of any reason why the Regulatory Approvals will not be received in order to permit consummation of the transaction contemplated hereby on a timely basis.

No Broker

.

(a)Other than D.A. Davidson & Co., no broker, consultant, or finder, or any other party or agent performing similar functions, has been retained by Purchaser or its Affiliates or is entitled to be paid based on any arrangements, agreements or understandings made by

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Purchaser or its Affiliates in connection with the transactions contemplated hereby and no brokerage fee or other commission has been agreed to be paid by Purchaser or its Affiliates on account of such transactions.

(b)Purchaser has not dealt with any broker or other intermediary in connection with the sale of the Real Property.  If any broker or other intermediary claims to be entitled to a fee or commission by reason of having dealt with Purchaser in connection with the sale of the Real Property, or having introduced the Real Property to Purchaser for sale, or having been the inducing cause to the sale, Purchaser shall indemnify, defend and save harmless Seller of and from any claim for commission or compensation by such broker or other intermediary.

Community Reinvestment Act

.  Purchaser has not been advised of any supervisory concerns regarding its compliance with the CRA, and has no knowledge or any planned or threatened objections by any community group to the transactions contemplated by this Agreement.  Purchaser was rated “Satisfactory” or “Outstanding” following its most recent CRA examination by the FDIC.

Capital Available

.  Purchaser has sufficient capital to acquire the Purchased Assets, to assume the Assumed Liabilities and to perform its other obligations under this Agreement and under any of the other instruments or documents executed in connection with this Agreement; it being understood by the Parties that Purchaser’s obligation to acquire the Purchased Assets, to assume the Assumed Liabilities and to perform its other obligations under this Agreement is not conditioned on raising any equity capital, obtaining specific financing, obtaining the consent of any lender or any other matter.

Effect of Representations and Warranties Limitation

.

(a)Purchaser warrants that its representations and warranties in this Agreement will be true in all material respects at and as of the Closing.  All such representations and warranties made with respect to specified dates or events shall still be true at the Closing in all material respects with respect to such dates or events.

(b)During the term of this Agreement, if Purchaser becomes aware of any facts or of the occurrence or the impending occurrence of any event which would cause one or more of their representations or warranties contained in this Agreement to become untrue in any material respect, or would have caused one or more of such representations or warranties to be untrue had such facts been known or had such event occurred prior to the execution of this Agreement, then Purchaser shall promptly give detailed written notice of those matters to Seller.

(c)Seller’s receipt of information pursuant to this Section 7.9 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Purchaser in this Agreement.

(d)Except for the representations and warranties specifically set forth in this Agreement, neither Purchaser, nor any of its agents, Affiliates or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Seller, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Purchaser

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disclaims any such representation or warranty whether by Purchaser or any of its officers, directors, employees, agents or representatives or any other Person.

ARTICLE VIII.
COVENANTS OF SELLER

Seller covenants and agrees with Purchaser as follows:

Conduct of Seller’s Business

.

(a)From the date hereof through the Closing Date, Seller shall (i) conduct its business relating to the Purchased Assets, Assumed Liabilities and the Branches in the usual, regular and ordinary course consistent with past practice, (ii) use commercially reasonable efforts to maintain and preserve intact its relationships generally with its Branch Employees, Customers, and others having business relationships with it relating to the operation of the Branches, (iii) take no action that would materially adversely affect or delay the ability of any party hereto to obtain any regulatory approval or to perform its covenants and agreements under this Agreement, (iv) maintain the Real Property, Leased Real Property and Fixed Assets in their current condition, ordinary wear and tear and casualty damage excepted, (v) conduct the business of the Branches and preserve the Purchased Assets and Assumed Liabilities in accordance with prudent, safe and sound commercial banking practices, and applicable laws, rules and regulations, (vi) use its commercially reasonable efforts to satisfy the conditions to which the obligations of the parties are subject pursuant to this Agreement on or prior to the Closing Date, and (vii) fully cooperate to facilitate the consummation of the transactions contemplated by this Agreement; provided, however, that nothing set forth in this subsection (a) shall prohibit or limit Seller from taking any action (or omitting to taking any action) necessary for (A) Seller to comply with applicable laws, rules, and regulations, or (B) as contemplated hereby.

(b)Seller covenants with Purchaser that, from the date of this Agreement to Closing, Seller, except with the prior written consent of Purchaser (such consent not to be unreasonably withheld or delayed), shall not (i) sell, transfer, assign, lease, mortgage, pledge, or otherwise dispose of or encumber or enter into any contract, agreement, or understanding to sell, transfer, assign, lease, mortgage, pledge, or otherwise dispose of or encumber any of the Purchased Assets (other than use of Cash and supplies in the ordinary course of business consistent with past practice), (ii) establish new Deposit Liabilities at any Branch other than in the ordinary course of business, (iii) file any application or give any notice to relocate or close any Branch, except for any notice that may be required to be filed in order to consummate the transactions contemplated by this Agreement, (iv) transfer any Branch Employees (other than Excluded Employees) to another branch or office of Seller or any of its Affiliates, unless required by law or reasonable business practice, in which case Seller will notify Purchaser, (v) transfer any Purchased Assets or any Deposit Liabilities to any of Seller’s other operations or branches or those of its Affiliates, except upon the unsolicited request of a Customer, (vi) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Closing, (y) any of the covenants or conditions to the transactions contemplated by this Agreement not being materially satisfied, or (z) a material violation of any provision of this Agreement, except (in each case) as may be required by applicable laws, rules,

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and regulations, (vii) fail to comply with any laws, rules, regulations, orders, or decrees applicable to it if such failure would have a material adverse effect on Seller’s ability to complete the transactions contemplated by this Agreement, (viii) amend, terminate, assign, encumber or extend, in any material respect, the Leases or make any material improvement to any property subject to the Leases or enter into any sublease, license or similar agreement permitting any person to lease, use or occupy space in the Branches; (ix) make any agreements or commitments binding it to extend credit at the Branches in an amount in excess of $2,000,000 (other than renewals of credit in the ordinary course of business consistent with past practice); or (x) agree with, or commit to any Person to do any of the things described in subsections (i) through (ix) of this Section 8.1(b) except as expressly contemplated by such subsection.

(c)In furtherance of its covenants under this Section 8.1, Seller agrees to maintain its current policies with respect to pricing the Deposit Liabilities and will change its pricing of the Deposit Liabilities only in accordance with (i) its general pricing practices for comparable deposit liabilities for branches located in the same geographic areas as the Branches, but that are not to be sold by Seller pursuant to this Agreement or other branch purchase and sale agreements, and (ii) promotional pricing of Deposit Agreements which are time deposits incident to general pricing practices carried on by Purchaser at all branch locations.

(d)Notwithstanding anything to the contrary in this Section 8.1, Seller shall be permitted, but not obligated, to establish an arrangement pursuant to which Seller may agree to pay or grant bonuses or other consideration to one or more Branch Employees as an incentive for such Branch Employees to assist in maintaining Deposit Liabilities at the applicable Branch after the date of this Agreement.

Regulatory Approvals

.  Subject to Section 9.2, Seller shall use its commercially reasonable efforts to obtain and, where necessary or appropriate, to assist Purchaser in obtaining the Regulatory Approvals and in making required filings in connection therewith. Except for applications and filings required to be made by Purchaser, Seller shall pay any fees charged by any Governmental Authorities to which it must apply to obtain any of the Regulatory Approvals.  Seller shall notify Purchaser, promptly (and in no event later than three (3) Business Days following notice) of any significant development with respect to any application or notice filed with any Governmental Authority in connection with the transactions contemplated by this Agreement.  Seller shall provide Purchaser or the appropriate Governmental Authorities with all information reasonably required to be submitted by Purchaser and/or Seller in connection with the Regulatory Approvals.  All information provided by Seller to Purchaser for applications or filings made in connection with the transactions contemplated by this Agreement is true and correct in all material respects.

Non-Solicitation of Customers

.  For a period beginning on the date of this Agreement and continuing for two (2) years following the Closing Date, Seller and its Affiliates shall not (i) directly or indirectly, solicit any Customer to open a deposit account, obtain a loan, transfer any Deposit Liability or Loan to any other branch office of Seller or to provide any banking or financial services to such Customer; provided, however, that this sub-Section shall not preclude, prohibit, or restrict Seller, its Affiliates, or any of their successors or assigns from (a) using newspaper, radio, television, internet, social media, or similar advertisements of a general nature not specifically targeted at Customers, or the geographic location of Utah, (b)

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soliciting or engaging in any business activity whatsoever with any Customer listed on Schedule 8.3(a) (which schedule shall list all Customers that either (x) have a loan with Seller that is not a Loan or (y) have a deposit account with Seller that is not a Deposit Liability, but shall not include (z) Credit Card Loans or Merchant Services Accounts, provided, however that Seller and its Affiliates may continue to provide banking or financial services solely with respect to the Credit Card Loans or Merchant Services Accounts), (c) continuing its existing lending, deposit, and other banking relationships with Customers between the date of this Agreement and the Closing Date relating to Seller’s other branch offices or facilities, including the operation of any automated teller machine that is not included as a Purchased Asset, (d) engaging in business activity with any Person, whether a Customer or not, who seeks the services of Seller or any of its Affiliates without being solicited, directly or indirectly, by Seller or any of its Affiliates in a manner that violates the provisions of this Section, (e) soliciting or engaging in any business activity from or with a multi-state depositor, whether a Customer or not; or (f) taking such actions as may be necessary or advisable to comply with any applicable laws, rules or regulations; provided that this Section shall not apply to any acquisition by Seller of another financial entity with any then-existing branch, facility or business.   Notwithstanding anything to the contrary in this Section 8.3, this Section 8.3 shall terminate effective upon Seller being acquired by an unaffiliated Person as part of a merger or similar transaction.

Insurance

.  Seller will maintain in effect until the Closing Date all casualty and liability policies relating to each Branch, the Real Property, the Leased Real Property, and the activities conducted on the Real Property and the Leased Real Property that are maintained by Seller as of the date of this Agreement or procure comparable replacement policies and maintain such replacement policies in effect until the Closing Date at equal or greater coverage levels. In the event of any material damage, destruction, or condemnation affecting any Real Property or any Leased Real Property between the date of this Agreement and the Closing Date, Seller shall either (a) take reasonable steps to repair or replace the damaged or destroyed property, or (b) deliver to Purchaser at Closing any insurance proceeds and other payments received by Seller as a result of such damage, destruction, or condemnation.

Landlord Consents

.

(a)Seller shall use its commercially reasonable efforts to obtain the Landlord Consents.  Purchaser shall cooperate reasonably with Seller in obtaining the Landlord Consents. The Landlord Consents shall be in form and substance reasonably acceptable to Purchaser. To the extent any Landlord Consent imposes material payment obligations upon Seller, such Landlord Consent shall also be in form and substance reasonably acceptable to Seller.

(b)Notwithstanding anything in this Agreement to the contrary, Seller’s failure to obtain any Landlord Consent after using commercially reasonable efforts or any sublease as provided in Section 8.5(c) shall (i) entitle Purchaser to terminate this Agreement, and (ii) be a condition to Purchaser’s obligations under this Agreement as provided in Section 13.2 or otherwise, but shall not entitle Purchaser to any remedy or action other than as provided in this Section 8.5(b).

(c)In the event the Landlord Consents cannot be obtained through Seller’s commercially reasonable efforts (including if such consent cannot be obtained without the

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payment of an assignment fee, lump sum or rent increase or other consideration or initiation of a claim or proceeding against any Person), Seller shall, if permitted without the consent of the landlord under the Leases, sublease the Branches to Purchaser pursuant to a sublease agreement for the remainder of the existing term and any renewal term of the Leases, which will provide for Purchaser to perform all of the obligations of Seller under such Leases and will contain other mutually agreeable terms.  In such event, in addition to assuming the related Deposit Liabilities relating to the Branches and paying the Purchase Price, Purchaser shall be obligated to purchase the Fixed Assets located in such Branches and to hire the Transferred Employees associated with such Branches in accordance with the provisions of this Agreement.

Section 8.6	No Solicitation of Other Bids.

(a)Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.  For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) concerning the sale of any of the Purchased Assets.

(b)Seller agrees that the rights and remedies for noncompliance with this Section 8.6 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

COBRA

.  After the Closing Date, Seller and its Affiliates shall maintain a group health plan and shall provide COBRA continuation coverage to all “M&A qualified beneficiaries” (as that term is defined by Treas. Reg. 54.4980B-9 in the case of an asset sale (the “COBRA Regulations”)) who are not Transferred Employees.  Seller shall maintain the group health plan for at least the maximum period that COBRA continuation coverage must be available to the M&A qualified beneficiaries under the COBRA Regulations.  Purchaser shall not be a successor employer under the COBRA Regulations by virtue of Seller’s continued maintenance of a group health plan for the entire period the M&A qualified beneficiaries are entitled to COBRA continuation coverage.

ARTICLE IX.
COVENANTS OF PURCHASER

Purchaser covenants and agrees with Seller as follows:

Conduct of Purchaser’s Business

.

(a)During the period from the date of this Agreement to the Closing Date, Purchaser shall (i) use its commercially reasonable efforts to satisfy the conditions to which the

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obligations of the parties are subject pursuant to this Agreement on or prior to the Closing Date; and (ii) fully cooperate to facilitate the consummation of the transactions contemplated by this Agreement.

(b)Purchaser covenants with Seller that Purchaser shall not (i) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Closing, (y) any of the covenants or conditions to the transactions contemplated by this Agreement not being materially satisfied, or (z) a material violation of any provision of this Agreement, except (in each case) as may be required by applicable laws, rules or regulations, (ii) fail to comply with any law, rule, regulation, order or decree applicable to it if such failure would have a material adverse effect on Purchaser’s ability to complete the transactions contemplated by this Agreement, or (iii) agree with, or commit to, any Person to do any of the things described in subsections (i) through (ii) of this Section 9.1(b) except as expressly contemplated by such subsection.

Regulatory Approvals and Standards

.

(a)Purchaser will use its commercially reasonable efforts to obtain as expeditiously as possible the Regulatory Approvals and SBA Consents and will file within twenty-one (21) days after the execution of this Agreement all necessary applications of Purchaser to obtain the Regulatory Approvals and SBA Consents. Purchaser will supply to Seller, at least five (5) Business Days prior to filing, copies of all proposed regulatory applications and filings and will use reasonable efforts to reflect any comments of Seller in such filings. Purchaser shall take all reasonably necessary actions to obtain each such approval as promptly as reasonably practicable and to permit the Closing to occur no later than the End Date and Purchaser shall not, and shall cause its Affiliates not to, knowingly take any action that would be expected to have the effect of denying or materially delaying or conditioning such approval.  Seller will cooperate in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Regulatory Approvals).  Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than material filed in connection therewith under a claim of confidentiality.  Except for applications and filings required to be made by Seller, Purchaser shall pay any fees charged by any Governmental Authorities to which it must apply to obtain any of the Regulatory Approvals or the SBA Consents. Purchaser shall notify Seller promptly (and in no event later than forty-eight (48) hours following notice) of any significant development with respect to any application or notice Purchaser files with any Governmental Authority in connection with the transactions contemplated by this Agreement.

(b)From the date hereof through the Closing Date, Purchaser shall (i) remain at least “well capitalized” as defined in the FDIA and applicable FDIC regulations, (ii) meet all capital requirements, standards, and ratios required by each state or federal bank regulator with jurisdiction over Purchaser, including without limitation, any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches, and (iii) maintain its CRA ratings.

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Solicitation of Customers

.  Prior to the Closing Date, neither Purchaser nor any of its Affiliates shall solicit Customers through advertising specifically referencing or targeted to such Customers, nor transact its business in such a way (including promotional pricing that is not applicable to all branches of Purchaser that operate in the applicable market areas) that is reasonably likely to (a) induce such Customers to close Deposit Liability accounts and open deposit accounts directly with Purchaser or any of its Affiliates, (b) induce such Customers to refinance any Loan (or other loan currently maintained by Seller or any of its Affiliates that Purchaser became aware of in connection with the transactions contemplated by this Agreement) directly with Purchaser or any of its Affiliates, or (c) result in the transfer of all or a portion of an existing Deposit Liability or Loan from Seller. Notwithstanding the foregoing sentence, Purchaser and its Affiliates shall be permitted to (i) engage in its current practices relating to advertising, solicitations, promotions or marketing campaigns not primarily directed to or targeted at such Customers, (ii) engage in its current practices relating to lending, deposit, safe deposit, trust, or other financial services relationships existing as of the date hereof with such Customers through branch offices of Purchaser, (iii) respond to unsolicited inquiries by such Customers with respect to banking or other financial services offered by Purchaser, (iv) provide notices or communications relating to the transactions contemplated by this Agreement in accordance with the provisions hereof and (v) solicit or engage in any business activity whatsoever with any Customer that was also a customer of Purchaser prior to the Closing Date.

Recording of Instruments of Assignment

.  No later than six (6) months following the Closing Date, Purchaser shall have recorded all instruments required, necessary or desirable to evidence the acquisition, assignment and assumption of the Purchased Assets and the Assumed Liabilities, including, without limitation, all deeds relating to the Real Property and all assignments of mortgage, financing statements, and security agreements relating to the Loans.

Transferred Employees

.  Purchaser covenants to Seller, and Seller covenants to Purchaser where appropriate, that it will do or cause the following to occur:

(a)Prior to the Closing Date, Purchaser shall offer employment to each Branch Employee.  Purchaser shall make a written offer of employment to each Branch Employee.  Each offer of employment shall be effective on the day following the Closing Date and shall be for a comparable job.  Seller shall exercise commercially reasonable efforts to cause each Branch Employee to accept or reject such offer of employment within 10 Business Days of receipt of such offer from Purchaser.  Each Branch Employee who accepts Purchaser’s offer of employment (regardless of whether they are active employees or on leave of absence status as of the Closing Date) shall be a “Transferred Employee” for purposes of this Agreement, effective upon the day following the Closing Date and this date shall be referred to as the Transferred Employee’s “Transfer Date.”  Each Branch Employee who fails to accept Purchaser’s offer of employment, shall be an “Excluded Employee” for purposes of this Agreement.  Nothing in this Agreement shall give any employee any rights to claim status as a) a third party beneficiary of this Agreement, or b) any status with respect to Purchaser other than an at-will employee after the Closing Date.

(b)Within sixty (60) days of the after execution of this Agreement, Purchaser shall determine whether to offer employment to each Administrative Employee, and will make a written offer of employment to such Administrative Employees as Purchaser determines.   Each

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offer of employment shall be effective on the day following the Closing Date and shall be for a comparable job.  Seller shall exercise commercially reasonable efforts to cause each Administrative Employee to whom an offer of employment was made to accept or reject such offer of employment within 10 Business Days of receipt of such offer from Purchaser.  Each Administrative Employee who accepts Purchaser’s offer of employment (regardless of whether they are active employees or on leave of absence status as of the Closing Date) shall be a “Transferred Employee” for purposes of this Agreement, effective upon the Transfer Date.  Each Administrative Employee who is not offered employment, or is offered employment, but who fails to accept Purchaser’s offer of employment, shall be an “Excluded Employee” for purposes of this Agreement.  Nothing in this Agreement shall give any employee any rights to claim status as a) a third party beneficiary of this Agreement, or b) any status with respect to Purchaser other than an at-will employee after the Closing Date.

(c)Except as expressly provided in this Agreement, Seller shall pay, discharge, and be responsible for (but only to the extent required by Seller’s Employee Benefit Plans and/or applicable laws, rules and regulations) all salary, wages (including payment for any and all paid time off, vacation, sick time, or personal days accrued by the Transferred Employees as of the Transfer Date), bonuses, commissions, and any other form of compensation (including any deferred compensation) arising out of the employment of the Transferred Employees prior to the Transfer Date, and any employee benefits under the Seller’s Employee Benefit Plans arising out of Seller’s employment of the Transferred Employees, including welfare benefits with respect to claims incurred prior to the Transfer Date but reported after the Transfer Date.  Seller and the Employee Benefit Plans shall retain responsibility for all claims incurred by Excluded Employees (at any time) and for all claims incurred by Transferred Employees prior to the Transfer Date.  In addition, and notwithstanding anything in this Agreement to the contrary, Purchaser shall be responsible for the cost of any severance claims (in accordance with Seller’s Severance Pay Plan) in the event that a Branch Employee declines Purchaser’s offer of employment, to the extent that Excluded Employee remains employed by Seller to the Closing Date, and in the event such cost of any severance claim is paid by Seller, on Purchaser’s behalf, such cost will be treated as an item of proration in accordance with Section 3.5(b).  For the avoidance of doubt, any Branch Employee who accepts Purchaser’s offer of employment and then either (x) resigns or is terminated for cause by Purchaser within one (1) year after the Closing Date, or (y) resigns or is terminated more than one (1) year after the Closing Date (with or without cause),  shall not be entitled to the severance claims described in the previous sentence. Seller shall be solely responsible for the Excluded Employees in the transfer of Excluded Employees to other positions with Seller or in the termination of their employment with Seller.  In addition, Purchaser shall be responsible for the cost of any severance claims (in accordance with Seller’s Severance Pay Plan) for any Administrative Employee who is not offered employment by Purchaser, and in the event such cost of any severance claim is paid by Seller, on Purchaser’s behalf, such cost will be treated as an item of proration in accordance with Section 3.5(b).

(d)Effective as of the Transfer Date, the Transferred Employees shall cease active participation in the Seller’s Employee Benefit Plans. To the extent possible pursuant to its benefit plans, Purchaser shall provide credit under its benefit plans for service by all Transferred Employees with Seller (and/or any of Seller’s Affiliates) for purposes of satisfying any waiting periods and for purposes of eligibility, vesting, and accrual of benefits, and for purposes of

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satisfying any evidence of insurability requirements or the application of any pre-existing condition limitations (provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Employee Benefit Plan of Seller), and Purchaser will make its regular medical coverage available to each such Transferred Employee no later than the Transfer Date.  The Code Section 401(k) plan offered by Purchaser to Transferred Employees will contain, or shall be amended to contain, provisions permitting such plan to accept rollovers with respect to the Transferred Employees from the Seller’s Code Section 401(k) plan into such plan of Purchaser, including the in-kind rollover any outstanding plan loans to Transferred Employees from Seller’s Code Section 401(k) plan as of the Closing Date to such Purchaser-sponsored plan.  Following the Transfer Date, Purchaser shall pay, discharge, and be responsible for any and all compensation and benefits, including salary, wages (including payment for any and all accrued paid time off, vacation, sick time, or personal days accrued by the Transferred Employees on and after the Transfer Date), bonuses, commissions, severance (in accordance with Seller’s current practices related thereto), and any other form of compensation (including any deferred compensation) arising out of the employment of the Transferred Employees on and after the Transfer Date.

(e)Pursuant to U.S. Treasury Regulations Section 1.409A-1(h)(4), Seller and Purchaser agree that, on the Transfer Date, each Transferred Employee shall be treated as having a “separation from service” with Seller and Seller’s Affiliates for purposes of Section 409A of the Code and Treasury Regulations Section 1.409A-1(h).

(f)Purchaser shall be responsible for all obligations (including obligations to provide notices) and liabilities, if any, which may arise in connection with any Transferred Employee under the WARN Act.  Purchaser shall indemnify and hold Seller and its Affiliates and their respective officers, directors, employees or agents harmless for any WARN Act obligations or liabilities of Seller and its Affiliates that are triggered by any mass layoff, plant closing or other employment action by Purchaser or its Affiliates within any ninety (90) day period following after Closing Date.

Landlord Consents

.  Purchaser shall use its commercially reasonable efforts to cooperate with Seller in obtaining the Landlord Consents.

ARTICLE X.
ACCESS; EMPLOYEE AND CUSTOMER COMMUNICATIONS

Access by Purchaser

.  Upon execution of this Agreement, Seller shall provide Purchaser and its representatives, accountants and counsel reasonable access during normal business hours and upon five (5) Business Days’ notice to Seller to the Branches, Branch Employees, depository records, Loan files, and all other documents and other information concerning the Branches as Purchaser may reasonably request. Notwithstanding the foregoing, in no event shall Seller be required to provide (a) any information that Seller reasonably deems proprietary, (b) any information that is protected by the attorney-client privilege or a similar privilege, or (c) its or any of its Affiliates’ tax returns.

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Communications to Employees; Training

.

(a)Seller and Purchaser agree that promptly following the execution of this Agreement, meetings shall be held at such location as Purchaser and Seller shall mutually agree, provided that representatives of Seller shall be permitted to attend such meetings, to announce Purchaser’s proposed acquisition of the Purchased Assets to the Branch Employees. Seller and Purchaser shall mutually agree as to the scope and content of all communications to the Branch Employees.  Except as specifically provided in this Section 10.2, in no event shall Purchaser contact any Branch Employee without the prior express consent of Seller, which consent will not be unreasonably withheld or delayed.

(b)At mutually agreed upon times following the initial announcement described in Section 10.2(a), Purchaser shall be permitted to meet with the Branch Employees to discuss employment opportunities with Purchaser. Purchaser shall also be permitted to conduct training sessions outside of normal business hours or at other times as Seller may agree with the Branch Employees and may, at Seller’s option, conduct such training seminars at the Branches; provided that Purchaser will in good faith attempt to schedule such training sessions in a manner that does not unreasonably interfere with Seller’s normal business operations. Purchaser shall reimburse the Branch Employees for transportation costs to and from the location where Purchaser shall train such employees and compensate the Branch Employees or reimburse Seller at the Branch Employees respective applicable standard or overtime rates for the time spent in such training.

Communications with Customers

.

(a)Within thirty (30) days after the Closing Date, Purchaser shall send statements to the Customers announcing the transactions contemplated hereby (such statements being herein called “Customer Notices”). The form and content of each Customer Notice shall be subject to the approval of both parties and the cost of printing and mailing the Customer Notices shall be borne by Purchaser. Purchaser shall also be required to provide at its own expense such other notices or communications to Customers relating to the transactions contemplated hereby as may be required by law; provided that the text of any such notice or communication and the timing of such notice or communication which is provided prior to the Closing shall be approved in advance by Seller, which approval shall not unreasonably be withheld or delayed.

(b)Except as specifically provided herein or as otherwise required by law or regulation, in no event will Purchaser contact any Customers prior to the Closing Date without the prior written consent of Seller.

(c)The parties acknowledge that Purchaser may elect to consolidate the branch located in Orem (the “Orem Branch”) and the branch located in Woods Cross (the “Woods Cross Branch” and, together with the Orem Branch, the “Consolidated Branches”) at or after the effective time of the transaction contemplated hereby.  In no event shall the Consolidated Branches be consolidated prior to such effective time.  It shall be the responsibility of Purchaser to file the required notices or applications to Governmental Authorities in connection with such consolidations; provided, however, in the event any such notices or applications are filed prior to the effective time, then Seller shall have the right to review them in

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the manner provided in Section 9.2 hereof.  All expenses and fees incurred in connection with the preparation and filing of such notices or applications shall be the responsibility of Purchaser.  In addition, in connection with any proposed consolidations of the Consolidated Branches, Purchaser shall be responsible for the preparation of notices or other communications to be sent to customers of the Consolidated Branches, posted in the applicable Consolidated Branch or published and for any other required actions in connection with any such consolidation.  In the event that any notices or other communications are sent, posted, published or otherwise made prior to the effective time, Seller shall have the right to review them in the manner provided in Section 9.2 hereof.  In the event that Purchaser desires to have any notice or other communication to customers of the Consolidated Branches sent prior to the effective time, the notice or other communication prepared by Purchaser will be sent by Seller on Purchaser’s behalf and Purchaser shall reimburse Seller for all costs, expenses and fees incurred by Seller in connection with the sending of such notices or other communications.  In addition, any other costs, expenses and fees incurred by Seller in connection with other notices, communications or activity relating to the consolidations of the Consolidated Branches shall be reimbursed by Purchaser.  Consolidations of the Consolidated Branches or approval or non-objection therefor shall not be a condition of either party’s obligation to close the transaction contemplated hereby.  The provisions of this Section 10.3(c) shall be applicable whether the consolidations of Consolidated Branches are regarded as a “closing,” a “discontinuing”, a “consolidation” or a “relocation” under applicable law or the regulations or policies of any Governmental Authority.

ARTICLE XI.
CERTAIN MUTUAL COVENANTS

Subject to the terms and conditions of this Agreement:

Non-Solicitation of Employees

.  In consideration of the consummation of the transactions contemplated hereby, Purchaser and Seller agree that, for a period of twenty-four (24) calendar months following the Closing Date, they shall not, directly or indirectly without the other party’s written consent, solicit for employment, retain as an independent contractor or consultant, induce to terminate employment with the other party or otherwise interfere with the other party’s employment relationship with any employee of the other party; provided, however, that this Section 11.1 shall not apply (a) if any such employee has been terminated by the other party or any of its Affiliates for any reason, or (b) if such employee is hired as a result of a general solicitation for employment in newspaper advertisements or other media or periodicals of general circulation not specifically targeted to employees of the other party.

Letters of Credit

.  Seller and Purchaser shall take all steps reasonably required to substitute a letter of credit issued by Purchaser for any letter of credit issued by Seller with respect to any Customer.  If Purchaser’s letter of credit cannot be substituted prior to the Closing and Seller’s letter of credit facility is cross-collateralized with any other Loans, then the purchase and assumption of that Customer’s loans, deposit liabilities, and relationship shall be excluded from this transaction to avoid splitting the relationship between the parties.

Real Property

.  Within ten (10) Business Days after execution of this Agreement, Purchaser shall cause Stewart Title Guaranty Company (the “Title Company”), to deliver to Seller and Purchaser a preliminary title commitment issued by the Title Company for

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each parcel of Real Property, naming Purchaser as the proposed insured, pursuant to which the Title Company shall expressly commit to issue an ALTA  standard owner’s policy of title insurance in the amount of that portion of the Real Property Purchase Price attributable to each parcel of Real Property as set forth on Schedule 1.1(n) (each, a “Title Commitment”) together with all exceptions or conditions to such title, including without limitation, all liens, mortgages, trust deeds, easements, restrictions, rights-of-way, covenants, reservations, and all other encumbrances affecting the Real Property.  To enable the issuance of an extended owner’s policy, Seller agrees to provide to the Title Company at Closing a commercially reasonable owner’s affidavit in form and substance reasonably acceptable to Seller for each parcel of Real Property.  If Purchaser desires to obtain extended coverage owner’s policies and/or endorsements thereto with respect to any such policy of title insurance, Purchaser may request the Title Company to issue such extended coverage, provided that the sole cost of such coverage shall be paid by Purchaser (including the cost of any survey), in no event shall Closing be delayed to accommodate issuance of any extended coverage form of title insurance  and Purchaser shall be solely responsible for satisfying any conditions or requirements imposed by the Title Company in order to issue such extended coverage.  Seller shall pay the premium for each title insurance policy issued pursuant to the Title Commitments, subject to Purchaser’s obligation to pay all costs and expenses associated with any extended coverage and additional endorsement requested by Purchaser, as described above.

Participation Loans

.  Seller and Purchaser shall take all steps reasonably required to transfer the Participation Loans to Seller, in accordance with their customary loan participation procedures.

Counterparty Swap Agreements

.  Seller has entered into Swap Agreements with certain counterparties to offset the ISDA Agreements listed on Schedule 1.1(k).  Purchaser will use commercially reasonable efforts to become eligible to have the Swap Agreements assigned to it; however, if Purchaser is not able to become eligible to have such Swap Agreements assigned to it by the Closing Date, Seller will act as an interim counterparty for such Swap Agreements on terms to be mutually agreed between Seller and Purchaser.  For the avoidance of doubt, commercially reasonable efforts, shall not require Purchaser to increase the amount of its total assets in order to become eligible to have the Swap Agreement assigned to it.

ARTICLE XII.
TRANSITIONAL MATTERS

Notification to Branch Office Customers

.

(a)Purchaser shall, jointly with Seller, as soon as reasonably practicable after the execution and delivery of this Agreement, prepare and mail to each depositor whose Deposit Liability account is to be assumed by Purchaser and to each party (other than Seller and its Affiliates) to the Safe Deposit Agreements, a letter, in form and substance mutually satisfactory to the parties, informing each such party of the nature of the transactions contemplated by this Agreement and the continuing availability of services to be provided by Purchaser in the Branches on and after the Closing Date.

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(b)Purchaser shall, at its own cost and expense, advise customers that customer checks and all other requisite banking transactional forms and supplies will need to be reissued and that Purchaser will assist customers with the cost and expense of the reissuance.  For each Deposit Liability account, Purchaser shall provide an initial supply of checks and other banking transactional forms (as applicable) to each customer having such an account so as to be received by such customer on or before three (3) days prior to the Closing Date. Customers will be advised that, from and after the Closing Date, such newly issued customer checks and banking transactional forms and supplies are to be used instead of the corresponding existing documents and supplies of Seller with respect to the customers’ Deposit Liability accounts, and that any such existing documents of Seller are to be destroyed.

(c)Purchaser shall, no later than fifteen (15) days prior to the Closing Date, prepare and transmit, at Purchaser’s sole cost and expense, to each obligor of each Loan, a notice in a form satisfying all legal requirements and reasonably acceptable to Seller, to the effect that the Loan will be transferred to Purchaser and directing that payments be made after the Closing Date to Purchaser at any address of Purchaser specified by Purchaser, with Purchaser’s name as payee on any items used to make such payments, and, with respect to all such Loans on which payment notices or coupon books have been issued, to issue new notices or coupon books reflecting the name and address of Purchaser as the Person to whom and the place at which payments are to be made.

(d)To the extent that any of the Loans transferred from Seller to Purchaser involve a transfer of servicing as defined and governed by the Real Estate Settlement Procedures Act (12 U.S.C. § 2601 et seq.), the Parties will jointly coordinate any appropriate required Customer Notices; provided, however, that both parties shall be equally responsible for the delivery of and all costs related to such notices.

(e)Purchaser shall provide borrowers of applicable Loans the notice of new creditor in accordance with 12 U.S.C. § 1641(g)

(f)Purchaser shall take any other actions required by law or regulation or by any court or regulatory authority to notify customers or depositors of the Branches or residents of the communities in which the Branches are located of the purchase and assumption transactions contemplated by this Agreement. The out-of-pocket cost of the mailings required by this Section 12.1 shall be borne by Purchaser.

Payment of Instruments

.  Following the Closing Date, Purchaser agrees to pay in accordance with applicable Deposit Agreements and law all checks, drafts, and withdrawal orders (including ACH debits) which are properly drawn by depositors with respect to the Deposit Liabilities, which are duly endorsed (or for which necessary endorsements are deemed supplied by applicable law) and otherwise properly payable, in light of credit balances and overdraft privileges, if any, applicable to such depositors, and presented to Purchaser by mail, over its counters, or through the check-clearing system of the banking industry, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors whose Deposit Liability accounts are assumed by Purchaser. If any customer who has a Deposit Liability account draws checks, drafts, or negotiable orders of withdrawal against any such Deposit

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Liability account which are presented or delivered to Seller not later than ninety (90) days after the Closing Date, Seller shall use its commercially reasonable efforts to batch all such checks, drafts, negotiable orders of withdrawal, or other withdrawal order forms and to deliver the same to Purchaser at Purchaser’s sole expense. For a period of ninety (90) days following the Closing Date, Seller shall use such delivery methods to ensure that Purchaser receives such checks, drafts, negotiable orders or withdrawal order forms within 24 hours of Seller’s receipt of such items. Except to the extent that Seller does not satisfy its obligations under this Agreement, Purchaser acknowledges that any delay, failure, or inability on its part to comply with the obligations imposed upon it as a depository institution under applicable federal or state law, with regard to such checks, drafts, negotiable orders of withdrawal or other withdrawal orders shall not result in any liability or obligation of Seller and shall not affect any of the rights of Seller under this Agreement. Seller shall not be deemed to have made any representations or warranties to Purchaser with respect to any such checks, drafts, negotiable orders of withdrawal or other withdrawal orders and any such representations or warranties implied by law are hereby disclaimed and are the responsibility of Purchaser, except that Seller shall be chargeable with the warranties and representations implied by law with respect to any such check, draft, negotiable orders of withdrawal order, or other withdrawal order, which is paid by Seller over the counter. Purchaser hereby acknowledges that if, after the Closing Date, any customer who has a Deposit Liability account, instead of accepting the obligation of Purchaser to pay the Deposit Liabilities shall demand payment from Seller for all or any part of any such Deposit Liabilities, Seller shall not be liable or responsible for making such payment.

Statements

.  Seller shall issue statements to its customers which include all transactions with respect to the Deposit Liabilities, Safe Deposit Agreements and Loans through the close of business on the Closing Date, and Purchaser shall issue statements for all transactions with respect to the Deposit Liabilities and Loans thereafter.

Uncollected Items

.  To facilitate settlement of uncollected items pursuant to Section 12.2, at Closing, Purchaser shall establish an account with Seller (the “Clearing Account”). Purchaser and Seller shall settle daily through the Clearing Account the amount of all uncollected items (net of the applicable deposit premium paid by Purchaser for such Deposit Liability) included in the Deposit Liabilities on the Closing Date which are returned to Seller after the Closing Date as uncollected; provided, that Seller shall, upon Purchaser making such payment, deliver each such item to Purchaser and shall assign to Purchaser any and all rights which Seller may have or obtain in connection with such returned items.  In addition, pursuant to Section 12.11, on the date which is sixty-one (61) days after the Closing Date, Purchaser and Seller shall settle through the Clearing Account the amount of all uncollected overdrafts as of the close of business on the date which is sixty (60) days after the Closing Date net of the applicable deposit premium.

ACH and Wire Transfers

.  Beginning three (3) Business Days prior to the Closing Date, and for a period of one hundred twenty (120) days after such Closing Date, Seller will notify all Automated Clearing House (“ACH”) originators effecting debits or credits to Deposit Liability accounts of the purchase and assumption transactions contemplated by this Agreement, of the Purchaser’s transit-routing number.  For a period of sixty (60) days beginning on the first (1st) Business Day after the Closing Date, Seller will promptly present to Purchase via a mutually agreed upon medium, each day’s ACH items that are to be posted that day  related

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to Deposit Liability accounts which are mistakenly routed or presented to Seller.  Seller will honor purchaser’s instructions to return an item for commercially acceptable reasons.  Purchaser’s instructions will be presented via a mutually agreed upon medium within 24 hours of receipt of the item from Purchaser.  Seller will make no charge to Purchaser for honoring such items. Items mistakenly routed or presented after the sixty (60) day period may be returned to the presenting party. Seller and Purchaser shall make arrangements to provide for the daily settlement through the Clearing Account with immediately available funds by Purchaser of any ACH items honored by Seller.  Beginning on the first (1st) Business Day after the Closing Date and for a period of sixty (60) day days after the Closing Date, Seller will promptly present to Purchaser via a mutually agreed upon medium, each incoming wire transfer transaction related to Deposit Liabilities, Purchased Assets or other Customer accounts which is mistakenly routed or presented to Seller.  Seller will honor Purchaser’s instructions to return an item for commercially acceptable reasons.  Purchaser’s instructions will be presented to Seller via a mutually agreed upon medium within 24 hours of receipt of the wire transfer item from Purchaser.  Seller will make no charge to Purchaser for honoring such instructions.  Incoming wire transfers mistakenly routed or presented after the sixty (60) day period may be returned to the presenting party.  Seller and Purchaser shall make arrangements to provide for the daily settlement through the Clearing Account with immediately available funds by Purchaser of any ACH items honored by Seller.

Loans and Deposits

.  For a period of ninety (90) calendar days after the Closing Date, Seller will forward to Purchaser as soon as reasonably practicable any loan payments received by Seller made with respect to Loans purchased by Purchaser and any deposits received by Seller (other than ACH items or wire transfers) made with respect to Deposit Liabilities. Purchaser shall reimburse Seller within three Business Days after demand for checks returned on payments forwarded by Seller to Purchaser.

Maintenance of Records

.  Seller and Purchaser mutually agree to maintain all records and other documents relating to the Purchased Assets and Assumed Liabilities for six (6) years or as required by applicable law, and to examine, inspect, copy and reproduce such records and other documents relating to such Purchased Assets and Assumed Liabilities as may be reasonably requested by the other party. Any charges for such examination and photocopying shall be at a rate not greater than the examining party’s customary rates for similar requests by its customers.

Information Reporting

.  With respect to the Loans purchased and Deposit Liabilities assumed by Purchaser pursuant to this Agreement, Seller shall be responsible for reporting to the Customer and to the IRS (and any state or local taxing authority as required by law) all interest paid or earned by the Customer prior to and including the Closing Date and Purchaser shall be responsible for reporting to the Customer and to the Internal Revenue Service (and any state or local taxing authority as required) all interest paid or earned by the Customer after the Closing Date.

Transition

.  From and after the date of this Agreement, Seller and Purchaser agree to cooperate with and assist one another in connection with the transition and conversion of all customer accounts, files (including data processing files) and other information which are being purchased and assumed by Purchaser pursuant to the terms hereof. Additionally, each of Purchaser and Seller agree to provide each other, upon reasonable prior notice, with such

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information and data as is necessary to allow Seller and Purchaser to comply with all tax, regulatory reporting, audit or other compliance obligations relating to the customers, employees and operations of the Branches, and each of Seller and Purchaser agree to timely take any and all action as required by law to comply with such tax, regulatory and/or reporting obligations. Seller also agrees to provide to Purchaser any written or electronic documents or files needed to enable Purchaser to continue to underwrite or otherwise pursue any loans in process at the Branches. Finally, for a period of 90 days after the Closing Date, Seller agrees to forward to the Branch Employees all emails sent to the email addresses formerly used by the Branch Employees during their employment with Seller.

Actions With Respect to IRA Deposit Liabilities

.

(a)On or before the Closing Date, Seller shall (i) resign as of the close of business on the Closing Date as the custodian of each IRA Deposit Liability account of which it is the custodian, (ii) to the extent permitted by the documentation governing each such IRA and applicable law, appoint Purchaser as successor custodian of each such IRA, and Purchaser hereby accepts each such custodianship under the terms and conditions of Purchaser’s plan documents for its IRA accounts, and assumes all custodial obligations with respect thereto as of the close of business on the Closing Date, and (iii) deliver to the grantor of each such IRA such notice of the foregoing as is required by the documentation governing each such IRA or applicable law. Purchaser shall be solely responsible for delivering its IRA documents to the applicable IRA Deposit Liability account grantor, including but not limited to a beneficiary designation form to be completed by the applicable IRA grantor; provided, however, that in the event that an IRA grantor dies before such time as Purchaser receives a properly completed beneficiary designation form, Seller shall make available to Purchaser such information as may exist in Seller’s files regarding any beneficiary designation it may have regarding such decedent. If, pursuant to the terms of the documentation governing any such IRA or applicable law, (y) Seller is not permitted to appoint Purchaser as successor custodian, or the IRA grantor objects in writing to such designation, or is entitled to, and does, in fact, name a successor custodian other than Purchaser, or (z) such IRA includes assets which are not Deposit Liabilities and are not being transferred to Purchaser, and the assumption of such deposit liabilities included in such IRA would result in a loss of qualification of such IRA under the Code or applicable IRS regulations, all deposit liabilities of Seller held under such IRA shall be excluded from the Deposit Liabilities (such excluded deposit liabilities being the “Excluded IRA Deposits”). Upon appointment as a successor custodian for such IRA Deposit Liability accounts, Purchaser shall perform the services and carry out the duties and obligations required of it under the applicable documents, the Code and applicable federal and state laws and regulations.

(b)The Deposit Liabilities include certain IRAs that are required to make certain periodic distributions to the IRA account owner either at the account owner’s request or because the account owner has attained age 70-1/2. Effective as of the Closing Date, Purchaser agrees to continue to make such periodic distributions in accordance with the distribution instructions forwarded by Seller to Purchaser. Purchaser hereby assumes the obligation to pay each minimum distribution required by federal law by December 31 of the calendar year in which the Closing occurs and, in consideration thereof, Seller agrees not to withhold the amount of such distributions from the aggregate amount of the Deposit Liabilities.

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Overdrafts

.  If at the Closing Date there exists a negative balance in a Deposit Liability account (e.g., an overdraft), that account will be transferred to Purchaser and that negative balance will be netted against other positive balances in aggregating total Deposit Liabilities, but without duplication of any amounts included in the Negative Deposits.  Using the Clearing Account, Seller shall reimburse Purchaser for all overdrafts remaining uncollected as of the close of business on the date which is sixty (60) days after the Closing Date net of the applicable deposit premium.

New Telephone Numbers

.  Seller agrees to cooperate with Purchaser to transfer, if possible, telephone numbers for the Branches into Purchaser’s name.

New ATM/Debit Cards

.  Purchaser shall, no later than three (3) Business Days prior to the Closing Date, furnish ATM/Debit cards to Customers who have Deposit Liability accounts to replace Seller’s ATM/Debit cards. Purchaser shall, no later than three (3) Business Days prior to the Closing Date, notify affected Customers to destroy the Seller’s ATM/Debit cards as of the day after the Closing Date and shall notify such Customers of Purchaser’s withdrawal limits in effect immediately following the Closing Date.

Installation of Equipment by Purchaser

.  Subsequent to the date of receipt of Regulatory Approvals and prior to the Closing Date, Seller shall cooperate with and permit Purchaser, at Purchaser’s option and sole cost and expense, to make provision for the installation of teller equipment and telephone lines and systems in the Branches; provided, however, that Purchaser shall arrange for the installation of such equipment at such times and in a manner that does not unreasonably interfere with the normal business activities and operation of the Branches.

Deactivation of ATMs and ATM/Debit Cards

.  On the day after the Closing Date, Seller shall deactivate all ATM/Debit cards issued with respect to all Deposit Liability accounts and shall electronically block access of those cards to the Deposit Liability accounts, and shall deactivate the ATMs not later than 8:00 a.m. on the day after the Closing Date. Point of sale transactions shall be settled between Purchaser and Seller for a period of forty-five (45) days after the Closing Date.

Deposit Histories

.  In case of any dispute with or inquiry by any customer whose Deposit Liability account is included in the Assumed Liabilities, which dispute or inquiry relates to the servicing of such account by Seller prior to the date for which a deposit history has been provided to Purchaser, Seller will provide Purchaser, where available and to the extent reasonably requested by Purchaser and not already provided to Purchaser, and subject to the provisions of Section 12.7, information regarding the Deposit Liability account and copies of pertinent documents or instruments with respect to such dispute or inquiry so as to permit Purchaser to respond to such customer within a period of time and in a manner which would comply with applicable law and Deposit Agreements standard banking practices and customs.

Form W-2s

.  With respect to the Transferred Employees, Seller shall be responsible for preparing and issuing to such Transferred Employees Form W-2s for the service period beginning January 1, 2017 to and including the Closing Date and Purchaser shall be

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responsible for preparing and issuing to such Transferred Employees Form W-2s for the service periods after the Closing Date.

Solicitation Letter

.  Seller and Purchaser shall jointly prepare a letter for the solicitation by Purchaser of all Credit Card Loans and Merchant Services Accounts.

ARTICLE XIII.
CONDITIONS TO CLOSING

Conditions to Obligations of Seller

.  The obligations of Seller under this Agreement are subject to the satisfaction (or, if applicable, waiver in the sole discretion of Seller, except as to the condition described in Section 13.1(c)) on or before the Closing Date, of each of the following conditions;

(a)All of the covenants and other agreements required by this Agreement to be complied with and performed by Purchaser on or before the Closing Date shall have been duly complied with and performed in all material respects;

(b)The representations and warranties made by Purchaser herein or in any certificate or other document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date (except to the extent such representations and warranties speak of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(c)All of the Regulatory Approvals shall have been obtained and shall be Final;

(d)The Landlord Consents shall have been obtained;

(e)No court or Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect to enjoin, or which prohibits, consummation of the transactions contemplated hereby; and

(f)Seller shall have received the items to be delivered by Purchaser pursuant to Section 5.3.

Conditions to Obligations of Purchaser

.  The obligations of Purchaser under this Agreement are subject to the satisfaction (or, if applicable, waiver in the sole discretion of Purchaser, except as to the condition described in Section 13.2(c)) on or before the Closing Date, of each of the following conditions:

(a)All of the covenants and agreements required by this Agreement to be complied with and performed by Seller on or before the Closing Date shall have been duly complied with and performed in all material respects;

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(b)The representations and warranties made by Seller herein or in any certificate or other document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date (except to the extent such representations and warranties speak of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date and except where the failure of such representations and warranties to be so true and correct would not have and would not be reasonably expected to have a material adverse effect on Purchaser);

(c)The Regulatory Approvals shall have been obtained and shall be Final;

(d)The Landlord Consents shall have been obtained in form and substance reasonably acceptable to purchaser;

(e)Title Company shall have agreed to issue to Purchaser an ALTA standard coverage (or equivalent) owner’s policy of title insurance (on terms equal to or better than the preliminary Title Commitment delivered pursuant to Section 11.3), insuring fee simple, marketable title to the Real Property in Purchaser in the aggregate amount of the Purchase Price, subject only to easements, conditions, restrictions and matters of record set forth in the Commitment;

(f)No court or Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect to enjoin, or which prohibits, consummation of the transactions contemplated hereby; and

(g)Purchaser shall have received the items to be delivered by Seller pursuant to Section 5.2.

ARTICLE XIV.
INDEMNITY

Seller’s Indemnity

.  Seller shall, subject to the other provisions of this ARTICLE XIV, indemnify, hold harmless and defend Purchaser, its Affiliates, and their respective successors, permitted assigns, directors, shareholders, officers, agents and employees from and against all claims, losses, liabilities, demands, and obligations of any nature whatsoever (including reasonable legal fees and expenses) (collectively, “Damages”) which Purchaser or any of its Affiliates or their respective successors, permitted assigns, directors, shareholders, officers, agents or employees shall receive, suffer or incur, arising out of or resulting from:

(a)Any liability of Seller (other than the Assumed Liabilities) including the Excluded Liabilities;

(b)The Excluded Assets;

(c)Other than with respect to the Assumed Liabilities, any actions taken or omitted to be taken by Seller on or before the Closing Date and relating to the Branches,

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Purchased Assets, Assumed Liabilities, or Transferred Employees, and any suits or proceedings commenced in connection therewith (other than proceedings to prevent or limit the consummation of the transactions contemplated in this Agreement);

(d)The breach of any representation or warranty made by Seller in this Agreement; or

(e)The breach of any covenant made by Seller in this Agreement.

Purchaser’s Indemnity

.  Purchaser shall indemnify, hold harmless, and defend Seller, its Affiliates and their respective successors, permitted assigns, directors, shareholders, officers, agents and employees from and against all Damages which Seller or any of its Affiliates or their respective successors, permitted assigns, directors, shareholders, officers, agents or employees shall receive, suffer or incur, arising out of or resulting from:

(a)Any liability of Purchaser, including the Assumed Liabilities;

(b)Purchaser’s ownership and operation of the Purchased Assets from and after the close of business on the Closing Date;

(c)Other than with respect to the Excluded Assets and Excluded Liabilities, any actions taken or omitted to be taken by Purchaser from or after the Closing Date and relating to the Branches, Purchased Assets, Assumed Liabilities, or Transferred Employees, and any suits or proceedings commenced in connection therewith (other than proceedings to prevent or limit the consummation of the transactions contemplated in this Agreement);

(d)The breach of any representation or warranty made by Purchaser in this Agreement; or

(e)The breach of any covenant made by Purchaser in this Agreement.

Indemnification Procedures

.

(a)A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice to the Indemnifying Party, which notice shall include a reasonable description of the basis for the claim and shall be paid or disputed in writing by the Indemnifying Party within ten (10) Business Days of the receipt of such notice.

(b)In the event that any legal proceedings shall be instituted or that any Third Party Claim is asserted, the Indemnified Party shall as soon as reasonably practicable cause written notice of the assertion of any Third Party Claim of which it has knowledge, which is covered by this ARTICLE XIV, to be forwarded to the Indemnifying Party.  If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party pursuant to this ARTICLE XIV against any Damages that may result from such Third Party Claim, the Indemnifying Party shall have the right, at its sole expense, to be represented by counsel and to defend against, negotiate, settle, or otherwise deal with any Third Party Claim that relates to any Damages for which indemnification is sought pursuant to this ARTICLE XIV.  If the Indemnifying Party elects to defend against, negotiate, settle, or otherwise deal with any Third

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Party Claim that relates to any Damages for which indemnification is sought pursuant to this ARTICLE XIV, it shall within ten (10) days (or sooner, if the nature of the Third Party Claim so requires) of receipt of notice of the Third Party Claim notify the Indemnified Party of its intent to do so.  If the Indemnifying Party elects not to defend against, negotiate, settle, or otherwise deal with any Third Party Claim that relates to any Damages for which indemnification is sought pursuant to this ARTICLE XIV, or fails to notify the Indemnified Party of its election within the timeframe provided for above, the Indemnified Party may then defend against, negotiate, settle, or otherwise deal with such Third Party Claim and the Indemnifying Party shall reimburse the Indemnified Party for the reasonable actual expenses of defending such Third Party Claim upon submission of periodic bills.  If the Indemnifying Party assumes the defense of the Third Party Claim, the Indemnified Party may participate, at its own expense, in the defense of such Third Party Claim; provided that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate, (ii) upon the reasonable advice of counsel to the Indemnified Party that a conflict or potential conflict exists between the interests of the Indemnified Party and the Indemnifying Party that would make such separate representation advisable, or (iii) such claim is based upon an investigation, inquiry, or other proceeding by a Governmental Authority; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel (and any appropriate local counsel) for the Indemnified Parties in connection with such Third Party Claim.  The parties agree to cooperate fully with each other in connection with the defense, negotiation, or settlement of any such Third Party Claim.

(c)After any final judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction and the expiration of the time in which to appeal such judgment or award, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Third Party Claim pursuant to this ARTICLE XIV, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing (including any bills, records, or other documentation supporting such sums) by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall be required to dispute in writing or pay all of the sums so due and owing to the Indemnified Party by wire transfer of immediately available funds within five (5) Business Days after the date of such notice.

(d)The failure of the Indemnified Party to give reasonably prompt notice of any Third Party Claim shall not release, waive, or otherwise affect the Indemnifying Party’s obligations with respect to such Third Party Claim except to the extent that the Indemnifying Party can demonstrate actual Damages and prejudice as a result of such failure or delay.

Limitations on Liability

.  Notwithstanding anything to the contrary contained in this ARTICLE XIV, no party shall be liable for indemnification for breaches of representations and warranties until the aggregate Damages for all breaches of representations and warranties by such party exceed Two Hundred and Fifty Thousand dollars ($250,000), at which time such party shall only be liable for indemnification for Damages in excess of $125,000.  However, the $250,000 threshold shall not apply to breaches of the representations and warranties contained in Section 6.1, Section 6.2, Section 7.1 and Section 7.2 of this Agreement, or to claims arising from fraud, criminal activity or willful misconduct on the part of

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a party hereto in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, in no event shall any party be entitled to any consequential or punitive Damages.

Exclusive Remedy for Monetary Damages

.  Except for (i) the parties’ rights to specific performance and injunctive relief as described in Section 16.13, and (ii) claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement, the indemnification provided in this ARTICLE XIV shall be the exclusive post-Closing Date remedy available to any Indemnified Party with respect to any breach of any representation, warranty, covenant or agreement made by Purchaser or Seller in this Agreement.

Period of Indemnity

.  Except as provided in this Section, all representations, warranties and covenants contained in or made pursuant to this Agreement shall survive the execution and delivery of the Agreement and shall continue in full force and effect for a period of eighteen (18) months after the Closing Date and thereafter shall terminate, except as to any claim for which written notice shall have been given prior to such date; and provided, further, that all covenants or agreements shall survive in perpetuity, unless and to the extent that such covenant or agreement is limited to a specific period of time in this Agreement or performance of such covenant or agreement has been waived in writing.  Notwithstanding the foregoing, (a) the representations and warranties contained in Section 6.1, Section 6.2, Section 6.7, Section 6.24, Section 7.1, Section 7.2 and Section 7.6 of this Agreement shall survive forever; and (b) the representations and warranties contained in Section 6.12, Section 6.17, Section 6.19 and Section 6.21 of this Agreement shall survive until the expiration of the applicable statute of limitations.

ARTICLE XV.
POST- CLOSING MATTERS

Further Assurances

.  From and after the Closing Date:

(a)Except as specifically provided otherwise herein, Seller shall assist Purchaser in the orderly transition of the operations of the Branches and shall give such further assurances and execute, acknowledge and deliver all such instruments as may be necessary and appropriate to effectively vest in Purchaser title in the Purchased Assets in the manner contemplated hereby; and

(b)Except as specifically provided otherwise herein, Purchaser shall give such further assurances to Seller and shall execute, acknowledge, and deliver all such acknowledgments and other instruments and take such further action as may be necessary and appropriate to effectively relieve and discharge Seller from any obligations remaining with respect to the Deposit Liabilities or other Assumed Liabilities.

Access to and Retention of Books and Records

.  For a period of six (6) years from the Closing Date, each party shall have reasonable access to any books and records of the other party relating to the Purchased Assets and the Assumed Liabilities, and the requesting party, at its own expense, may make copies and extracts when such copies and extracts are

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required by Governmental Authorities, for litigation purposes, or for tax or accounting purposes. If such copies or extracts require use of a party’s equipment or facilities, the user shall reimburse the other party for all costs incurred, including without limitation employee expenses.

ARTICLE XVI.
MISCELLANEOUS

Expenses

.

(a)Except as otherwise provided herein, Seller and Purchaser shall each pay all of their own out-of-pocket expenses in connection with this Agreement, including investment banking, appraisal, accounting, consulting, professional, and legal fees, if any, whether or not the transactions contemplated by this Agreement are consummated.

(b)Seller shall pay all costs and expenses for applications and filings required to be made by Seller to obtain any of the Regulatory Approvals, Seller shall pay all costs and expenses required for procuring Landlord Consents, and Purchaser shall pay all costs and expenses for applications and filings required to be made by Purchaser to obtain any of the Regulatory Approvals (including FDIC and UDFI).  Additionally, Purchaser shall pay all (i) recording, filing or other fees, cost and expenses (including without limitation fees, costs and expenses for (x) filing of any forms (including without limitation tax forms) with Governmental Authorities in connection with the transfer of the Real Property, the Leases, the Fixed Assets, or the other Purchased Assets, and (y) recording instruments or documents evidencing any transfers of interests in real property); and (ii) costs and expenses relating to the preparation, execution and recording of assignments of mortgages, financing statements, notes, security agreements or other instruments applicable to or arising in connection with the transfer, assignment or assumption of the Purchased Assets and Assumed Liabilities including, but not limited to, fees payable to the SBA in connection with the transfer to Purchaser of the SBA Loans.

Trade Names and Trademarks

.

(a)Purchaser acknowledges and agrees that notwithstanding anything to the contrary contained herein, it has, and following the Closing shall have, no interest in or to the names “Banner Bank” or any trade name, trademark or service mark, logo or corporate name of any Seller, or any of its Affiliates.  After the Closing Date, Purchaser shall not use any of the trade names, trademarks, service marks, logos or corporate names of Seller or any of its Affiliates.

(b)From and after the Closing, Purchaser agrees not to use any forms or other documents bearing Seller’s name or logo, or the name or logo of any Affiliate of Seller, without the prior written consent of Seller, which consent may be denied or given in Seller’s sole discretion. If such consent is given, Purchaser hereby agrees that all forms or other documents to which such consent relates will be stamped or otherwise marked in such a way that identifies Purchaser as the party using the form or document.

Termination; Extension of Closing Date

.  This Agreement shall terminate and shall be of no further force or effect as between the parties hereto, except as to the liability for actual damages due to a material breach of any representation, warranty or covenant

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occurring or arising prior to the date of termination and except as set forth in Section 16.13, upon the occurrence of any of the following:

(a)Upon mutual agreement of the parties;

(b)Immediately upon receipt by Purchaser or Seller of notice from any Governmental Authority that Purchaser or Seller, as the case may be, has been denied any Regulatory Approval by Final order;

(c)Upon written notice by either party to the other, if the Closing has not occurred (through no failure by the terminating party to fulfill its obligations hereunder) by the End Date, or such later date mutually agreed upon by the parties in writing; provided however, that such termination date shall automatically be extended until December 31, 2017, if the impediment to Closing is based upon (i) a delay in the receipt of the Regulatory Approvals required by this Agreement, or (ii) an inability to complete the data processing conversion due to circumstances outside the control of Purchaser and Seller; and

(d)By either the Purchaser or Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach by the other of any of the representations, warranties, covenants or other agreements set forth in this Agreement on the part of the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing.

Modification and Waiver

.  No modification of any provision of this Agreement shall be binding unless in writing and executed by the party or parties sought to be bound thereby. Performance of or compliance with any covenant given herein or satisfaction of any condition to the obligations of either party hereunder may be waived by the party to whom such covenant is given or whom such condition is intended to benefit, except as otherwise provided in this Agreement or to the extent any such condition is required by law; provided, that, any such waiver must be in writing.

Binding Effect; Assignment

.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties hereto may be assigned to any Person without the prior written consent of the other party.

Confidentiality

.

(a)From and after the date hereof, the parties hereto and their Affiliates shall keep confidential the terms of this Agreement and the negotiations relating hereto and all documents and information obtained by a party from another party in connection with the transactions contemplated hereby, except (i) to the extent this Agreement and such negotiations need to be disclosed to obtain a regulatory approval, (ii) for disclosures made in accordance with the terms of this Agreement, and (iii) to the extent required by applicable law, regulations or rules of any national securities exchange. This Section shall survive any termination of this Agreement.

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(b)Except as otherwise required by law, or regulations or as otherwise permitted by this Agreement, the parties hereto shall each furnish to the other the text of all notices and communications, written or oral, proposed to be sent, transmitted, or filed by the furnishing party regarding the transactions contemplated hereby. Except as otherwise required by law, regulations or rules of any national securities exchange or as otherwise permitted by this Agreement, the furnishing party shall not send, transmit, or file such notices or communications or otherwise make them public unless and until the consent of the other party is received, which consent shall not be unreasonably withheld or delayed.  This Section shall survive any termination of this Agreement.

(c)Purchaser and Seller shall issue mutually agreed upon press releases on a mutually agreed date following execution of this Agreement.  Purchaser and Seller shall each furnish to the other copies of the text of all notices, advertisements, information or communications, written or oral, proposed to be sent or transmitted by the furnishing party to Branch Employees, Customers or to the public generally regarding the proposed or actual transfer of Deposit Liabilities, the Purchased Assets or the Assumed Liabilities and/or the purchase and sale of the Branches (including any public notices required to be given by law or regulation in connection with such transactions or applications for approval thereof), and the furnishing party shall not send or transmit such notices, advertisements, information or communications or otherwise make them public unless and until the prior consent of the other party shall have been received (such consent not to be unreasonably conditioned, withheld or delayed); provided, however, that nothing in this Section 16.6(c) shall prohibit any party from making any press release or announcement that its legal counsel reasonably deems necessary under law, if it makes a good faith effort to obtain the other party’s consent to the text of the press release or announcement before making it public.

Entire Agreement; Governing Law

.  This Agreement contains the entire agreement between the parties hereto with respect to the transactions covered and contemplated hereunder, and supersedes all prior agreements or understandings between the parties hereto relating to the subject matter hereof. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without reference to conflicts or choice of law provisions.

Consent to Jurisdiction; Waiver of Jury Trial

.  EACH PARTY HERETO, TO THE EXTENT IT MAY LAWFULLY DO SO, HEREBY SUBMITS TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF UTAH, AS WELL AS TO THE JURISDICTION OF ALL COURTS FROM WHICH AN APPEAL MAY BE TAKEN OR OTHER REVIEW SOUGHT FROM THE AFORESAID COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF SUCH PARTY’S OBLIGATIONS UNDER OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY, AND EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS.  EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONCERNED WITH THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY. NO PARTY HERETO, NOR ANY ASSIGNEE OR

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SUCCESSOR OF A PARTY HERETO SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THIS PROVISION HAS BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THIS PROVISION SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Severability

.  In the event that any provision of this Agreement shall be held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby, and this Agreement shall otherwise remain in full force and effect.

Counterparts

.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto.

Notices

.  All notices, consents, requests, instructions, approvals, waivers, stipulations and other communications provided for herein to be given by one party hereto to the other party shall be deemed validly given, made or served, in writing and delivered personally or sent by email, registered or certified mail, or overnight delivery, addressed as follows:

to Seller:

Banner Bank

Attention:  Marc Grescovich, Chief Executive Officer

3001 112th Avenue NE, Suite 100

Bellevue, WA  98004

Telephone:  (425) 576-4370

Email:  mgrescovich@bannerbank.com

Banner Bank

Attention:  Craig Miller, Executive Vice President and General Counsel

3001 112th Avenue NE, Suite 100

Bellevue, WA  98004

Telephone:  (425) 576-4322

Email:  craig.miller@bannerbank.com

and a copy to:

Davis Wright Tremaine LLP

Attention:  Ryan J. York

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1201 Third Avenue, Suite 2200

Seattle, WA 98101

Telephone:	(206) 757-8178
Email:	ryanyork@dwt.com

If to Purchaser:

People’s Intermountain Bank

Attention:  Rick Anderson

1 East Main Street

American Fork, UT 84003

Telephone: (801) 642-3289
Email: rick.anderson@bankaf.com

People’s Intermountain Bank

Attention:  Mark Olson

1 East Main Street

American Fork, UT 84003

Telephone: (801) 642-3137
Email: mark.olson@peoplesutah.com

with a copy to:

Dorsey & Whitney LLP

Attention: David Marx

111 South Main Street, 21st Floor

Salt Lake City, UT 84111-2176

Telephone:	(801) 933-7363
Email:	marx.david@dorsey.com

Interpretation

.  Article titles, headings to sections and any table of contents are inserted for convenience of reference only and are not intended to affect the meaning or interpretation hereof. The schedules and exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. As used herein, “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import.  The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation, construction and enforcement of this Agreement or any amendment, schedule or exhibit hereto.

Specific Performance

.  The parties hereto acknowledge that monetary damages could not adequately compensate either party hereto in the event of a breach of this Agreement by the other, that the non-breaching party would suffer irreparable harm in the event of such breach, (and more specifically, that irreparable damage would likewise occur if the transactions contemplated hereby were not consummated) and that the non-breaching party shall

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have, in addition to any other rights or remedies it may have at law or in equity, the right to seek specific performance and injunctive relief as a remedy for the enforcement hereof (including the parties’ obligation to consummate the transactions contemplated hereby, subject to the terms and conditions of the Agreement).

No Third Party Beneficiaries

.  Except for Persons entitled to indemnification pursuant to ARTICLE XIV, (a) the parties hereto intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto, and (b) no future or present employee or customer of either of the parties nor their Affiliates, successors or assigns or other Person shall be treated as a third party beneficiary in or under this Agreement.

[Signatures on following page.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives, as of the day and year first above written.

BANNER BANK		PEOPLE’S INTERMOUNTAIN BANK

By:	/s/ Lloyd W. Baker	By:	/s/ Richard Beard

	Name: Lloyd W. Baker____		Name: _Richard Beard___________
	Title: Executive Vice President_		Title: _CEO____________

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